Exhibit 10

PURCHASE AND SALE AGREEMENT

by and between

WAGNER & BROWN, LTD.

a Texas Limited Partnership

as Seller

and

ONEOK ENERGY RESOURCES HOLDINGS, INC.

a Delaware corporation

as Purchaser

Dated as of October 28, 2003

i

INDEX OF DEFINED TERMS

Page
Adjustment Period	46

Affiliate	49

Agreed Interest Rate	48

Agreement	1

Allocated Value	4

Arbitrator	47

Assets	1

Assumed Liabilities	5

Audits	16

Business Day	4

Claim	41

Claim Notice	40

Claim Period	42

Closing	4

Closing Date	4

Closing Payment	47

Closing Statement	47

Company	1

Confidential Information	28

Confidentiality Agreement	26

Contracts	2

Controlling Party	38

Conveyance	33

Damages	39

Defensible Title	6

Easements	6

Effective Date	4

Encumbrance	6

Environmental Arbitrator	19

Environmental Claim Date	17

Environmental Defect	17

Environmental Defect Amount	18

Environmental Laws	19

Equipment	2

Escrow Account	9

Escrow Agent	9

Escrow Agreement	9

Excluded Assets	3

Excluded Liabilities	5

Excluded Records	3

Final Accounting Statement	47

Gathering Systems	2

General Partnerships	15

Governmental Entity	8

Guaranty	51

Hazardous Substance	19

Hydrocarbons	3

Imbalance Adjustment Amount	44

Indemnified Person	40

Indemnifying Person	40

Interests	1

Inventory	2

Leases	2

LLC	1

LLC Units	1

LP Interest	1

New Companies	1

Non-Compete Agreement	30

Non-Controlling Party	38

Permitted Encumbrances	7

Person	50

Pre-Closing Period	36

Properties	2

Property Costs	45

Purchase Price	4

Purchaser	1

Purchaser Material Adverse Effect	23

Purchaser Report	47

Records	3

Representatives	27

Seller	1

Seller General Partnership Interests	15

Seller Material Adverse Effect	21

Seller’s Disclosure Schedules	14

Tax Authority	17

Tax Indemnitor	37

Tax Law	17

Tax or Taxes	16

Tax Period	17

Tax Records	35

Tax Return	17

Title Arbitrator	12

Title Benefit	6

Title Claim Date	9

Title Defect	6

Title Defect Amount	9

Transfer Taxes	36

Transition Agreement	34

Units	2

Vehicles	2

Wells	2

EXHIBITS AND SCHEDULES

Exhibit A	Leases

Exhibit A-1	Wells and Units

Exhibit A-2	Gathering Systems

Exhibit A-3	Equipment

Exhibit A-4	Inventory

Exhibit A-5	Vehicles

Exhibit A-6	Office Leases

Exhibit A-7	Excluded Assets

Exhibit A-8	Additional Leases

Exhibit B	Form of Conveyance

v

Exhibit C	Form of Transition Agreement

Exhibit D	Form of Indemnity Agreement

Exhibit E	Form of Guaranty

Exhibit F	Map of Assets in Non-Compete Area

Exhibit G	PUD Locations

Exhibit H	Non-Compete Agreement

Schedule 1.7	Purchase Price Allocation

Schedule 5.1(b)(v)	Permitted Activities

Schedule 5.11	Employees Available for Offers

Schedule 10.1(d)(i)	Drilling Costs – Company Responsibility

Schedule 10.1(d)(ii)	Drilling Costs – Seller Responsibility

Schedule 10.1(d)(iii)	Well Site Preparation Costs

Schedule 10.2(i)	Prepaid Expenses

Seller’s Disclosure Schedule

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is entered into as of the 28th day of October, 2003, between ONEOK Energy Resources Holdings, Inc., a Delaware corporation (the “Purchaser”), and Wagner & Brown, Ltd., a Texas limited partnership (the “Seller”);

RECITALS

A. Seller is engaged in the exploration for and production of oil and natural gas;

B. At Closing, Seller will own a 99% limited partnership interest (the “LP Interest”) in WB Resources LP, which will be a newly formed Texas limited partnership (the “Company”);

C. At Closing, Seller will own 100% of the issued and outstanding limited liability company interests (the “LLC Units,” collectively, with the LP Interest, the “Interests”) of WB Energy LLC, which will be a newly formed Delaware limited liability company (the “LLC,” collectively, with the Company, the “New Companies”), which LLC in turn will own the remaining 1% general partnership interest in the Company;

D. Seller will transfer certain assets and liabilities of Seller to the Company prior to Closing; and

E. Subsequent to such transfer, and upon the terms and conditions set forth herein, Seller will sell, and Purchaser will purchase, the Interests.

Accordingly, the parties agree as follows:

ARTICLE 1.

SALE AND PURCHASE; PURCHASE PRICE

Section 1.1 Purchase and Sale.

Upon the terms and subject to the conditions of this Agreement, at the Closing, but subject to the allocation of certain benefits and burdens effective as of the Effective Date, the Seller will sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser will purchase and acquire, the Interests.

Section 1.2 Assets.

Prior to the Closing, Seller shall transfer to the Company, and on the Closing Date the Company shall own, all of Seller’s and its Affiliates’ right, title and interest in and to, the Assets. The term “Assets“ means all of Seller’s right, title, and interest in and to the following located in the areas outlined on the maps attached hereto as Exhibit F, covering portions of Upshur and Gregg Counties, Texas:

(a) The oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to Hydrocarbons in place, including those that are described on Exhibit A, and including any leases or interests that are undescribed or incorrectly described (collectively, the “Leases”), and any and all oil, gas, water, CO2 or injection wells thereon, including the interests in the wells shown on Exhibit A-1 attached hereto (the “Wells”);

(b) All pooled, communitized or unitized acreage which includes all or a part of any Lease or includes any Well, including the units referenced on Exhibit A-1 attached hereto (the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(c) The gas gathering systems, facilities, equipment, gas in pipes, Easements and other property described on Exhibit A-2 (the “Gathering Systems” and, together with the Units, Leases and Wells, the “Properties”), and all direct or indirect interests in and to the Gathering Systems, including the Seller General Partnership Interests;

(d) All presently existing contracts, agreements and instruments to the extent applicable to the Properties or the production of Hydrocarbons from the Properties, including, but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farm-in and farm-out agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable law and consent to assign is not obtained as provided in Section 2.5, and provided that “Contracts” shall not include the Leases and other instruments constituting Seller’s chain of title to the Leases (subject to such exclusion and proviso, the “Contracts”);

(e) All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with, the Leases, Units or Wells, but excluding any permits and other appurtenances to the extent transfer is restricted by third-party agreement or applicable law and consent to assign is not obtained;

(f) All equipment, machinery, pipelines, compressors, dehydrators, tools, fixtures and other tangible personal property and improvements located on the Properties or used or held for use in connection with the operation of the Properties or the production of Hydrocarbons from the Properties, including, but not limited to, all equipment described on the attached Exhibit A-3, but excluding inventory, vehicles and any other tangible personal property listed on Exhibit A-7 (subject to such exclusions, the “Equipment”);

(g) The inventory, if any, described on Exhibit A-4 (“Inventory”);

(h) The vehicles, if any, described on Exhibit A-5 (“Vehicles”);

(i) The office leases or buildings, if any, described on Exhibit A-6 and the furniture, office equipment, computers and related peripheral equipment located in those offices and buildings, but excluding furniture, office equipment, and computers and related peripheral equipment listed on Exhibit A-7;

(j) All Hydrocarbons produced from or attributable to the Properties at and after the Effective Date;

(k) The original copies of all records, maps, logs, files, field notes, interpretations, geological data and related land and accounting databases of Seller or its Affiliates to the extent relating to the Properties or other Assets, to the extent such documents or data exist, but excluding the Excluded Records (subject to such exclusions, the “Records”); and

(l) All claims and causes of action against third parties arising out of or relating to the ownership, use or operation of the Assets prior to the Effective Time, after the time specified in Section 1.3(e).

The term “Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

Section 1.3 Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transfer of Assets to the Company contemplated hereby (collectively, the “Excluded Assets”),

(a) (i) all corporate, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets); (ii) any records to the extent disclosure or transfer is restricted by any third-party license agreement, other third-party agreement or applicable law and consent to assignment is not obtained by Seller; (iii) standard office computer software; (iv) all legal records and legal files of Seller and all other work product of and attorney-client communications with any of Seller’s legal counsel (other than (x) title opinions, and (y) Contracts); (v) personnel records (provided that Purchaser shall have the right to review the records relating to employees to whom it is offering employment in accordance with this Agreement, subject to the compliance with any requirements of applicable law); (vi) records relating to the sale of the Assets, including bids received from and records of negotiations with third Persons; (vii) any records with respect to the other Excluded Assets; and (viii) those records retained by Seller pursuant to Section 1.8; (collectively, the “Excluded Records”);

(b) those certain oil and gas leases, oil, gas and mineral leases, mineral fee interests, royalties and/or overriding royalty interests described on Exhibit A-7;

(c) (i) equipment, machinery, fixtures, furniture, inventory, computers and other tangible personal property and improvements normally located in the offices and buildings described on Exhibit A-7, regardless of whether described on Exhibit A-7, and (ii) any vehicles (other than vehicles, if any, described on Exhibit A-5);

(d) all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Date, including amounts recoverable through audits with respect to periods prior to the Effective Date; and

(e) all claims and causes of action arising out of or relating to the ownership, use, or operation of the Assets prior to the Effective Time, for such time as Seller’s applicable indemnity obligations under the Agreement for such claims or causes of actions survive; and

(f) Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally.

Section 1.4 Purchase Price.

The aggregate purchase price (the “Purchase Price”) to be paid by the Purchaser to the Seller in consideration for the sale and delivery of the Interests shall, subject to adjustment as provided in Article 2, Section 3.9 and Article 10, consist of Two Hundred Forty Million Dollars ($240,000,000) in cash, payable by wire transfer of immediately available funds at the Closing.

Section 1.5 Closing.

Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m., at the offices of Baker Botts L.L.P., counsel to Seller, located at 910 Louisiana, Houston, Texas 77002 on the later of (i) December 22, 2003 and (ii) the fifth Business Day after the satisfaction or waiver of the conditions (other than conditions which by their nature are to be satisfied at Closing, but subject to such conditions) set forth in Article 6, or at such other time or at such other place as shall be agreed upon by the parties. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” The term “Business Day“ means each calendar day except Saturdays, Sundays and other days on which national banks in the State of Texas are authorized to close.

Section 1.6 Effective Date.

Possession of the Assets shall be transferred from Seller to the Company immediately prior to the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 a.m., local time, where the respective Assets are located, on September 1, 2003 (the “Effective Date”), as further described in Article 10.

Section 1.7 Allocation of Purchase Price.

Schedule 1.7 sets forth the agreed allocation of the unadjusted Purchase Price among each of the Assets. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset as set forth on Schedule 1.7, increased or decreased as described in this Section. Any adjustments to the Purchase Price pursuant to this Agreement that pertain to specific Assets shall be applied to the amounts set forth in Schedule 1.7 for the particular affected Assets. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. Seller and Purchaser agree (i) that the Allocated Values shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local tax returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Allocated Values in notices to government authorities, in audit or other proceedings with respect to taxes, in notices to preferential purchase right holders, or in other documents or notices relating to the transactions contemplated by this Agreement.

Section 1.8 Delivery of Records.

Seller, at Purchaser’s option and cost, shall deliver the Records to Purchaser within thirty (30) days following Closing. Seller may retain copies of such Records at Seller’s expense. Seller may retain the originals of such Records as Seller has determined may be required for litigation, Tax, accounting, and auditing purposes and provide Purchaser with copies thereof.

Section 1.9 Assumption of Liabilities.

(a) On or prior to the Closing Date, the Company shall assume and become responsible for, on the terms and subject to the conditions set forth in this Agreement, the Assumed Liabilities. Neither Seller nor its Affiliates shall transfer to the Company or the LLC any of the Excluded Liabilities. The Excluded Liabilities shall remain the sole responsibility of Seller. Notwithstanding the foregoing, responsibility for Title Defects shall be allocated as described in Section 2.4, responsibility for Environmental Defects shall be allocated as described in Section 3.9, and responsibility for gas balancing shall be allocated as described in Section 10.1(a).

(b) The term “Assumed Liabilities” means those liabilities and obligations of the Seller accruing under the Leases and Contracts and applicable law with respect to the Assets, including the following, but excluding the Excluded Liabilities:

(i) obligations to furnish makeup Hydrocarbons according to the terms of applicable sales, gathering, processing, or transportation contracts or in response to Hydrocarbon production imbalances;

(ii) obligations to pay revenues, royalties or other amounts payable to third Persons with respect to the Properties to the extent that the funds are held in suspense and such funds are transferred by Seller to the Company as successor operator of the Properties;

(iii) obligations to account for funds held as operator on behalf of co-owners with respect to the Properties, to the extent such funds are transferred by Seller to the Company as successor operator of the Properties; and

(iv) obligations to plug the Fonville #1 and G.W. Richey #1-H Wells.

(c) The term “Excluded Liabilities” means all obligations and liabilities of the Seller and its Affiliates for: (i) the actions, suits and proceedings set forth on Section 3.7 of Seller’s Disclosure Schedules; (ii) liabilities attributable to or relating to the Excluded Assets; (iii) all matters for which Seller expressly agrees to indemnify Purchaser under the terms of this Agreement; (iv) all matters which Seller agrees to pay pursuant to Section 10.1(d); and (v) any Encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by Seller at or prior to Closing or which is discharged by Seller at or prior to Closing, as described in Section 2.3(m) below.

ARTICLE 2.

TITLE MATTERS

Section 2.1 Seller’s Title.

(a) Seller represents and warrants to Purchaser that Seller’s title to the Wells, Units and Leases shown on Exhibit A and Exhibit A-1 is, and the Company’s title thereto at Closing will be, Defensible Title as defined in Section 2.2.

(b) Seller represents and warrants to Purchaser that Seller has, and will have at Closing, marketable title, subject to Permitted Encumbrances, to the interests in each of the Gathering Systems as shown on Exhibit A-1; provided that with respect to real property, easements, rights of way, licenses and permits relating to the Gathering Systems (“Easements”), the General Partnerships have, and at Closing will have title to or interest in the Easements free and clear of all liens and claims of those claiming by, through, or under Seller, other than Permitted Encumbrances and Seller has and at Closing will have, title to or interest in the Easements sufficient to enable the Company to use and operate the Gathering Systems in the manner operated by the Seller immediately prior to Closing, without interference by third parties arising from defects in title.

(c) This Article 2 shall provide Purchaser’s exclusive remedy in respect of Title Defects.

Section 2.2 Definition of Defensible Title.

As used in this Agreement, the term “Defensible Title” means that title of Seller (and Company as of Closing) to a Well which, subject to Permitted Encumbrances:

(a) Entitles Seller (and Company as of Closing) to receive throughout the duration of the productive life of such Well (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons), not less than the “net revenue interest” share shown in Exhibit A-1 of all Hydrocarbons produced, saved and marketed from such Well;

(b) Obligates Seller (and Company as of Closing) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Well not greater than the “working interest” shown in Exhibit A-1 without increase throughout the productive life of such Well and except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable law and subject to Permitted Encumbrances; and

(c) Is free and clear of all Encumbrances other than Permitted Encumbrances.

As used in this Agreement, the term “Encumbrance” means any lien, security interest, adverse claim, charge, encumbrance, obligation, defect in title or other defect (including without limitation a discrepancy in the net revenue interests or working interests set forth on Exhibit A-1 and including any interest or claim that would prevent the use of the Asset in the manner used immediately prior to Closing, without interference by third parties. The term “Title Defect“ means any Encumbrance, other than a Permitted Encumbrance, that causes a breach of Seller’s representation and warranty in Section 2.1. As used in this Agreement, the term “Title Benefit“ shall mean any right, circumstance or condition that operates to increase the net revenue interest of Seller in any Well above that shown on Exhibit A-1, without causing a greater than proportionate increase in Seller’s working interest above that shown in Exhibit A-1.

Section 2.3 Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a) Lessors’ royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce Seller’s net revenue interest in any Well below that shown in Exhibit A-1 or increase Seller’s working interest in any Well above that shown in Exhibit A-1 without a corresponding increase in the net revenue interest;

(b) All Contracts, to the extent that they are usual and customary in the industry in East Texas and do not, individually or in the aggregate, reduce Seller’s net revenue interest in any Well below that shown in Exhibit A-1 or increase Seller’s working interest in any Well above that shown in Exhibit A-1 without a corresponding increase in the net revenue interest;

(c) Subject to compliance with Section 2.5, those preferential rights to purchase the Assets listed on Seller’s Disclosure Schedules;

(d) Subject to compliance with Section 2.5, those third-party consent requirements and similar restrictions with respect to the Assets listed on Seller’s Disclosure Schedules;

(e) Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

(f) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law), or if delinquent, being contested in good faith by appropriate actions, provided that any of the foregoing for which Seller has knowledge shall be listed on Seller’s Disclosure Schedules;

(g) All rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of oil and gas leases or interests therein customarily obtained subsequent to the sale or conveyance;

(h) Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(i) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations not interfering with operations of the Assets as presently conducted;

(j) Calls on production under existing Contracts listed on Seller’s Disclosure Schedules;

(k) Gas balancing and other production balancing obligations (it being understood that Section 10.1 addresses such imbalances) and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts to the extent listed on Seller’s Disclosure Schedules;

(l) All rights reserved to or vested in any governmental, regulatory or administrative court, authority, agency, panel or commission (“Governmental Entity”) to control or regulate any of the Assets in any manner and all obligations and duties under all applicable laws or under any franchise, grant, license or permit issued by any Governmental Entity;

(m) Any Encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by Seller at or prior to Closing or which is discharged by Seller at or prior to Closing;

(n) The litigation matters listed on Seller’s Disclosure Schedules;

(o) Any reduction in Seller’s working interest and/or net revenue interest below those shown on Exhibit A-1, or any other Encumbrance, resulting from the following:

(i) The occurrence of payout under any farmout agreement, joint operating agreement or similar arrangement, or the exercise of any other back-in right or reversionary interest held by a third Person to the extent such agreement is listed on Section 3.11 of Seller’s Disclosure Schedule and the interests stated on Exhibit A-1 are consistent with past actions or elections by the parties to such agreements;

(ii) Any Encumbrances or other matters as to the ownership of the mineral, royalty or surface estate dating from sovereignty to the date of acquisition by Seller, except for leases acquired by Seller directly from the mineral owner, which would reasonably be expected to have been raised as an issue in the normal course by an experienced and competent title attorney giving a drilling or division order title opinion with respect to any Property, if a drilling or division order title opinion had been rendered as to such Property, and where such Encumbrances or other matters do not have a material adverse impact on the allocated value of the specific property so encumbered when taking into account the age, remoteness, magnitude, nature and past treatment of such Encumbrances or other matter;

(iii) Such Encumbrances or other matters that do not have a material adverse impact when taking into account the age, remoteness, magnitude and nature of such Encumbrance or other matter; or

(iv) Changes initiated by Purchaser in the (A) well location, (B) drilling unit configuration, or (C) pooling and unitization outlines, as shown on Exhibit G.

(p) Any matters shown on Exhibit A-1; and

(q) Any other Encumbrances (i) which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Wells subject thereto or affected thereby (as currently used or owned) and (ii) which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in East Texas.

Section 2.4 Notice of Title Defects; Defect Adjustments.

(a) To assert a claim arising out of a breach of Section 2.1, Purchaser must deliver a claim notice to Seller promptly after becoming aware of a Title Defect but in any event on or before a date which is ten (10) days prior to the scheduled Closing Date under Section 1.5 (which date shall be at least forty-five (45) days after the date of this Agreement) (the “Title Claim Date”), except as otherwise provided under Sections 2.5 or 2.6. Such notice shall be in writing and shall include (i) a specific description of the alleged Title Defect(s), (ii) the Properties affected, (iii) the Allocated Values of the Properties subject to the alleged Title Defect(s), (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s) and (v) the amount by which Purchaser reasonably believes the Allocated Values of those Properties are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Purchaser shall be deemed to have waived all breaches of Section 2.1 of which Seller has not been given notice on or before the Title Claim Date.

(b) Should Purchaser discover in the ordinary course of its due diligence any Title Benefit on or before the Title Claim Date, Purchaser shall as soon as practicable, but in any case by the Title Claim Date, deliver to Seller a notice including (i) a specific description of the Title Benefit and (ii) the Wells affected, and the computations and information upon which Purchaser’s belief is based. Seller shall have the right, but not the obligation, to deliver to Purchaser a similar notice on or before the Title Claim Date with respect to each Title Benefit discovered by Seller. Seller shall be deemed to have waived all Title Benefits of which neither party has given notice on or before the Title Claim Date, except to the extent Purchaser has failed to give a notice which it was obligated to give under this Section 2.4(b).

(c) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove any Title Defects of which it has been advised by Purchaser. If Seller has commenced to cure, or has provided notice of its intent to attempt to cure, a Title Defect within forty-five (45) days after the Closing Date and is pursuing that cure diligently, Seller may, by notice to Purchaser, elect to continue attempting to cure such Title Defect for up to one hundred thirty-five (135) days after the Closing Date.

(d) Seller’s interest in each Well affected by Title Defects reported under Section 2.4(a) and not cured prior to the Closing Date shall be assigned at Closing subject to all such uncured Title Defects. If (i) Seller provides notice of its agreement with Purchaser with respect to any claimed Title Defect prior to the Closing Date or (ii) the parties otherwise agree prior to the Closing Date, the Purchase Price shall be reduced by an amount (the “Title Defect Amount”) equal to the reduction in the Allocated Value for such Well caused by such Title Defects, as determined pursuant to Section 2.4(e) and (g). To the extent the sum of all other Title Defect Amounts exceeds One Million Dollars ($1,000,000) the excess shall be deposited in an escrow account (the “Escrow Account”) to be held by JP Morgan Chase Bank (the “Escrow Agent”) in accordance with the terms and conditions of this Agreement and subject to an escrow agreement (the “Escrow Agreement”) to be mutually agreed to by the parties and the Escrow Agent. For the purpose of the preceding sentence, if Purchaser and Seller cannot agree on the Title Defect Amounts for each Title Defect, the average of Purchaser’s and Seller’s Title Defect Amount for each such Title Defect shall be used for purposes of determining the amount to be escrowed. If any of the Title Defects have not been cured by the expiration of the time period provided for in Section 2.4(c) to cure such Title Defects, then the parties shall provide joint instructions to the Escrow Agent to release any undisputed Title Defect Amounts held in escrow attributable to any uncured and undisputed Title Defects to Purchaser and all remaining disputed Title Defect Amounts and/or Title Defects shall be submitted to artibration as provided for in Section 2.4(i), which amounts will then be distributed by the Escrow Agent in accordance with the final decision of the Title Arbitrator thereunder, unless otherwise agreed by the parties. Notwithstanding the foregoing provisions of this Section 2.4(d), no reduction shall be made in the Purchase Price with respect to any Title Defect for which the Seller at its election executes and delivers to Purchaser a written indemnity agreement, in substantially the form attached hereto as Exhibit D, under which Seller agrees to fully, unconditionally and irrevocably indemnify and hold harmless Purchaser, Company and their successors and assigns from any and all Damages arising out of or resulting from such Title Defect.

(e) With respect to each Well affected by Title Benefits, the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Well caused by such Title Benefits, as determined pursuant to Section 2.4(h), but only to the extent the Title Benefit Amount for such Well exceeds $50,000. Notwithstanding the foregoing, before any adjustments are made to the Purchase Price, the cumulative amount of all Title Benefit Amounts will be first set off against the cumulative amount of all Title Defects Amounts, so that the Purchase Price will only be adjusted pursuant to this paragraph to the extent that the cumulative Title Benefit Amounts exceed the cumulative Title Defect Amounts.

(f) Section 2.4 shall, to the fullest extent permitted by applicable law, be the exclusive right and remedy of Purchaser with respect to Seller’s breach of its warranty and representation in Section 2.1.

(g) The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i) if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Properties;

(iii) if the Title Defect represents a discrepancy between (A) the net revenue interest for any Well and (B) the net revenue interest stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Well multiplied by a fraction, the numerator of which is the net revenue interest decrease and the denominator of which is the net revenue interest stated on Exhibit A-1, provided that if the Title Defect is not effective or does not affect a Well throughout its entire term, the Title Defect Amount determined under this Section 2.4(g)(iii) shall be reduced accordingly;

(iv) if the Title Defect represents an obligation, Encumbrance, burden or charge upon or other defect in title to the affected Well of a type not described in subsections (i), (ii) or (iii) immediately above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Well so affected, the portion of Seller’s interest in the Well affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Well, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;

(v) notwithstanding anything to the contrary in this Article 2, (A) an individual claim for a Title Defect for which a claim notice is given prior to the Title Claim Date shall only be subject to adjustment under this Article 2 (except for adjustments required by Section 2.5 or Section 2.6) if the Title Defect Amount with respect thereto exceeds $50,000, (B) the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Well shall not exceed the Allocated Value of such Well and (C) except for adjustments required by Section 2.5 or Section 2.6, there shall be no Purchase Price adjustment for Title Defects unless and until the aggregate Title Defect Amounts for all Wells for which claim notices were timely delivered exceed $1,000,000, and then only to the extent that the aggregate Title Defect Amounts exceed $1,000,000;

(vi) if a Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect or (B) the share of such curative work cost and expense which is allocated to such Well pursuant to subsection (vii) below; and

(vii) the Title Defect Amount shall be determined without duplication of any costs or losses (A) included in another Title Defect Amount hereunder, (B) included in a casualty loss under Section 2.6, or (C) for which Purchaser otherwise receives credit in the calculation of the adjusted Purchase Price. To the extent that the cost to cure any Title Defect will result in the curing of all or a part of one or more other Title Defects, such cost of cure shall be allocated for purposes of Section 2.4(g)(vi) among the Properties so affected on a fair and reasonable basis.

(h) The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Well multiplied by a fraction, the numerator of which is the net revenue interest increase and the denominator of which is the net revenue interest stated on Exhibit A-1, provided that if the Title Benefit is not effective or does not affect a Well throughout the entire life of the Well, the Title Benefit Amount determined under this Section 2.4(h) shall be reduced accordingly.

(i) Seller and Purchaser shall attempt to agree on all Title Defect Amounts (except with respect to Title Defects to be addressed after the Closing Date under Section 2.4(c)) and Title Benefit Amounts by a date not less than five (5) days prior to the scheduled Closing Date under Section 1.5. If Seller and Purchaser are unable to agree by that date, the average of each of their proposed Title Benefit Amounts and Title Defect Amounts for each such Title Benefit or Title Defect, as applicable, shall be used to determine the Closing Statement pursuant to Section 10.3, and the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 2.4(i). Likewise, if by the deadline for delivery of the Final Accounting Statement pursuant to Section 10.4, Seller has failed to cure any Title Defects to be addressed after the Closing Date under Section 2.4(c), and Seller and Purchaser have been unable to agree on the Title Defect Amounts for such Title Defects, the average of their proposed Title Defect Amounts for each such Title Defect shall be used in such Final Accounting Statement, and the Title Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 2.4(i). During the 30-day period following the Closing Date, or the delivery of the Final Accounting Statement, as applicable, Title Defect Amounts and Title Benefit Amounts in dispute shall be submitted to a title attorney with at least 10 years’ experience in oil and gas titles in East Texas as selected by (A) mutual agreement of Purchaser and Seller or (B) absent such agreement during the 30-day period, by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The Title Arbitrator shall not have had an affiliation with either party or its Affiliates within the seven (7) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding upon all parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 2.4(g) and 2.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers. In no event shall any Title Defect Amount exceed the estimate given by Purchaser in its claim notice delivered in accordance with Section 2.4(a) and in no event shall any Title Benefit Amount exceed any estimate given by Seller in a claim notice delivered in accordance with Section 2.4(b). The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator.

(j) Seller’s election to attempt to cure a Title Defect shall not constitute a waiver of Seller’s right to dispute the existence, nature, or value of, or cost to cure, the Title Defect.

Section 2.5 Consents to Assignment and Preferential Rights to Purchase.

(a) Promptly after the date hereof, Seller shall prepare and send (i) notices to the holders of any required consents to assignment, including those that are described as such on the Seller’s Disclosure Schedules, requesting consents to the Conveyances and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights, including those that are described as such on the Seller’s Disclosure Schedules, in compliance with the terms of such rights and requesting waivers of such rights. Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including, without limitation, the successful Closing of this Agreement pursuant to Section 1.5 as to those Assets for which preferential purchase rights have not been exercised. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, subject to adjustment as described in Article 10. Seller shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that Seller shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers. Purchaser shall cooperate with Seller in seeking to obtain such consents to assignment and waivers of preferential rights.

(b) In no event shall there be transferred at Closing any Asset for which a consent requirement has not been satisfied and which will terminate or in which the rights to be transferred to the Company will be materially impaired if transferred without the consent. In cases in which the Asset subject to such a requirement is a Contract and Company is assigned the Property(ies) to which the Contract relates, but the Contract is not transferred to Company due to the unwaived consent requirement, the Seller shall continue after Closing to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to Company upon receipt of the consent. For each Contract for which consent to assignment is required but not received, pending the receipt of such consent, but for no more than one hundred eighty (180) days after the Closing, the parties shall cooperate with each other in any reasonable and lawful arrangement designed to effectively provide the Company with the economic benefits of, and impose on Company the economic burdens of, such Contract for its term, provided, however that Seller shall not be required to make any payments or take any action unless and until Seller is satisfied that it will not bear any cost, expense or liability and will not be subject to any unindemnified Damages in connection with making any such payments or taking any such action. In cases in which the Asset subject to such a consent requirement is a Property and the third Person consent to the transfer of the Property is not obtained by Closing, the affected Property and the Assets related to that Property shall not be transferred at Closing and the Purchase Price shall be reduced by the Allocated Value of the Property and related Assets, if such consent is not received within one hundred eighty (180) days of the Closing. If an unsatisfied consent requirement with respect to which a Purchase Price adjustment is made under Section 2.4 is subsequently satisfied prior to the date of delivery of the Final Accounting Statement under Section 10.4, a separate Closing shall be held at which (i) Seller shall convey the affected Property and related Assets to Buyer in accordance with this Agreement and (ii) Purchaser shall pay the Allocated Value of such Property and related Assets, adjusted in accordance with Article 10. If such consent requirement is not satisfied by the date of delivery of the Final Accounting Statement, Seller shall have no further obligation to sell and convey such Property and related Assets and Purchaser shall have no further obligation to purchase, accept or pay for such Property and related Assets.

(c) If any preferential right to purchase any Assets is exercised prior to Closing, the Purchase Price shall be decreased by the Allocated Value for such Assets, and the affected Assets shall be deemed to be deleted from Exhibit A (and Exhibits A-1, A-2, A-3, A-4 and A-5, as applicable) to this Agreement for all purposes. Seller shall retain the consideration paid by the third Person.

(d) Should a third Person fail to exercise its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, the affected Assets shall not be transferred at Closing and the Purchase Price shall be reduced by the Allocated Values of such Assets. Once the applicable preferential purchase rights have been waived or expired, a separate Closing shall be held at which (i) Seller shall convey the affected Assets to Company in accordance with this Agreement and (ii) Purchaser shall pay the Allocated Value of such Assets, adjusted in accordance with Article 10.

Section 2.6 Casualty or Condemnation Loss.

If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Purchaser shall nevertheless be required to close and Seller shall elect by written notice to Purchaser prior to the Closing either (i) to cause the Assets affected by any casualty to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing

Date, (ii) to indemnify Purchaser and Company through a document reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser or Company reasonably incurs to repair the Assets subject to any casualty or (iii) to treat such casualty or taking as a Title Defect with respect to the affected property under Section 2.4. In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing. Notwithstanding the preceding, if the aggregate losses caused by such casualties and takings exceed ten percent (10%) of the unadjusted Purchase Price, either party may, by written notice to the other at least one Business Day prior to Closing, elect to terminate this Agreement.

Section 2.7 Limitations on Applicability.

The representation and warranty in Section 2.1 shall terminate as of the Title Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser’s or Seller’s rights with respect to any bona fide Title Defect or Title Benefit claim properly reported on or before the Title Claim Date.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser (except as set forth in the disclosure schedules delivered by the Seller to Purchaser simultaneously with the execution of this Agreement (the “Seller’s Disclosure Schedules”), a copy of which is attached hereto) as follows, but expressly excludes the Excluded Assets from any of the following representations or warranties:

Section 3.1 Existence and Qualification.

Seller is a Texas limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas.

Section 3.2 Power.

Seller has the power under its agreement of limited partnership and the Texas Revised Limited Partnership Act to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement. Seller has the power to own, lease and operate its assets and properties, including the Assets, and to carry out its business as now being conducted.

Section 3.3 Ownership.

(a) As of Closing, the only authorized, issued or outstanding partnership interests of the Company will be the 99% LP Interest owned by Seller and the 1% general partnership interest owned by the LLC. As of Closing, the only authorized, issued or outstanding ownership units of the LLC will be the LLC Units held by Seller, which units represent 100% of the issued and outstanding ownership units of the LLC. The transfer of the Interests pursuant to this Agreement will convey to Purchaser title to the LLC Units and the LP Interest, free and clear of any Encumbrances. Upon delivery of the Interests to Purchaser pursuant to this Agreement, Purchaser will have good and valid title to all of the Interests, free and clear of any Encumbrances.

(b) Each Gathering Systems is owned solely by the general partnership listed in Section 3.3 of Seller’s Disclosure Schedule (the “General Partnerships”). Other than this Agreement, to Seller’s knowledge, there are no issued or outstanding interests in or to any of the General Partnerships or the Gathering Systems other than as listed in Section 3.3 of Seller’s Disclosure Schedule. The interests Seller owns in the General Partnerships (the “Seller General Partnership Interests”) have been duly and validly issued and are not subject to any preemptive rights, preferential rights to purchase or similar rights other than any such rights arising pursuant to this Agreement. To Seller’s knowledge, there are no outstanding options, warrants or agreements of any kind for the issuance or sale of securities that effect the Seller Partnership Interests. Seller has complete and unrestricted power to sell, convey, assign, transfer and deliver the Seller General Partnership Interests to the Company. The transfer of the Seller General Partnership Interests pursuant to this Agreement will convey to the Company marketable title to the Seller General Partnership Interests, free and clear of any Encumbrances. Seller has timely and properly paid all revenues and other income (and timely and properly allocated all costs, fees and other expenses) relating to the General Partnerships and the Gathering Systems to the other owners of interests in the General Partnerships and the Gathering Systems for all periods prior to the Effective Date.

(c) Seller has marketable title to all Equipment and Inventory, in each case free and clear of Encumbrances, except for Permitted Encumbrances.

Section 3.4 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary partnership action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.5 No Conflicts.

Neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated by this Agreement nor compliance by the Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) or result in the imposition of or the creation of any lien upon any of the Assets pursuant to or under, any of the terms, conditions, or provisions of any note, lease, license, contract or agreement to which the Seller is a party or by which the Seller or any of the Assets is bound or (iii) violate any order, writ, injunction, decree, or, to Seller’s knowledge, any law applicable to the Seller.

Section 3.6 Consents and Approvals.

No filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Entity is necessary for execution, delivery or performance by the Seller of this Agreement (other than existing permits and other approvals necessary for the performance of Seller’s obligations under Section 5.1 and listed in Section 3.6 of Seller’s Disclosure Schedules).

Section 3.7 Litigation.

Except as disclosed on Section 3.7 of Seller’s Disclosure Schedule, there are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened, before any court or other Governmental Entity with respect to the General Partnerships or the Assets. There are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened, before any court or other Governmental Entity against Seller the General Partnerships which are reasonably likely to impair Seller’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Seller at Closing.

Section 3.8 Taxes and Assessments.

(a) To the knowledge of Seller, the General Partnerships have (giving effect to all extensions obtained) (x) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Entities all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (y) timely paid (or accrued on the General Partnerships’ books) or there has been paid on its behalf all material Taxes due and payable by it;

(b) To the knowledge of Seller, each of Seller and the General Partnerships has complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes;

(c) To the knowledge of Seller, applicable to the Assets, there are no liens for Taxes upon the General Partnerships or the Assets, except for statutory liens for current Taxes not yet due or liens for Taxes being contested in good faith; and

(d) To the knowledge of Seller, no U.S. federal, state, local or foreign audits, reviews or other administrative proceedings or court proceedings (“Audits”) exist or have been initiated with regard to any Taxes or Tax Returns of the General Partnerships generally, or with respect to the Assets, and Seller has not received any written notice of such an Audit.

(e) “Tax” or “Taxes” means all taxes, charges, levies, fees, or other assessments imposed by any federal, state, local or foreign Tax Authority, including, but not limited to, any income, gross income, gross receipts, profits, capital stock, franchise, business, property, ad valorem, stamp, excise, occupation, service, sales, use, license, lease, transfer, import, export, value added, goods and services (including any fee, assessment, or other charge in the nature of or in lieu of any tax), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(f) “Tax Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax and the agency (if any) charged with the collection or administration of such Tax for such entity.

(g) “Tax Law” means the law (including any applicable regulations or any administrative pronouncement) of any Governmental Entity relating to any Tax.

(h) “Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law.

(i) “Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes or any other similar report, statement, declaration, or document required to be filed under applicable Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing and including any amendments or supplements to any of the foregoing.

Section 3.9 Environmental Matters.

(a) To Seller’s knowledge, Seller’s operation of the Assets has been in compliance with, all applicable Environmental Laws. To Seller’s knowledge, there has been no contamination of groundwater, surface water or soil by Seller that requires remediation under applicable Environmental Laws. Seller’s breach of any provision of this Section 3.9(a) is referred to in this Agreement as an “Environmental Defect”.

(b) To assert a claim prior to the Closing arising out of an Environmental Defect, Purchaser must deliver a claim notice to Seller promptly after becoming aware of a Environmental Defect but in any event on or before the date which is ten (10) days before the Closing Date, provided that such date shall be at least forty-five (45) days after the date of this Agreement (the “Environmental Claim Date”). Such notice shall be in writing and shall include (i) a specific description of the alleged Environmental Defect(s), (ii) the Assets affected, (iii) the Allocated Value(s) of the Asset(s) subject to the alleged Environmental Defect(s), (iv) supporting documents reasonably necessary for Seller (as well as any environmental consultant or examiner hired by Seller) to verify the existence of the alleged Environmental Defect(s) and (v) the amount by which Purchaser reasonably believes the Allocated Value(s) of Asset(s) is reduced by the alleged Environmental Defect(s) and the computations and information upon which Purchaser’s belief is based. Purchaser shall provide to Seller a copy of all reports and other results of any environmental studies or inspections on the Properties, whether conducted by Purchaser or any third parties. Purchaser shall otherwise keep all such reports, results, studies and inspections confidential until the second anniversary of the Closing Date.

(c) Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, to cure or remove, on or before one hundred eighty (180) calendar days after the Closing Date, any Environmental Defects. Seller’s election to attempt to cure an Environmental Defect shall not consitute a waiver of Seller’s right to dispute the existence, nature, or value of, or cost to cure, the Environmental Defect.

(d) With respect to each Asset affected by Environmental Defects reported under Section 3.9(b) and not cured during the period permitted under Section 3.9(c), the Purchase Price shall be reduced by an amount (the “Environmental Defect Amount”) equal to the reduction in the Allocated Value for such Asset caused by such Environmental Defects, as determined pursuant to Section 3.9(f). If Seller has provided notice of its intent to attempt to cure the Environmental Defect under Section 3.9(c) then, at Closing, Purchaser shall deposit the amount that such Environmental Defect Amounts exceed One Million Dollars ($1,000,000) into the Escrow Account in accordance with the terms and conditions of this Agreement and subject to the Escrow Agreement. If any of the Environmental Defects have not been cured by the expiration of the allocated time period provided in Section 3.9(c) to cure such Environmental Defects, then the parties shall provide joint instructions to the Escrow Agent to release any undisputed Environmental Defect Amounts attributable to any uncured and undisputed Environmental Defects to Purchaser, and all remaining disputed Environmental Defect Amounts and/or Environmental Defects shall be submitted to arbitration as provided for in Section 3.9(g), which amounts will then be distributed by the Escrow Agent in accordance with the final decisions of the Environmental Arbitrator thereunder, unless otherwise agreed by the parties. Notwithstanding the foregoing provisions of this Section 3.9(d), no reduction shall be made in the Purchase Price with respect to any Environmental Defect for which Seller at its election executes and delivers to Purchaser a written indemnity agreement, substantially in the form attached hereto as Exhibit D, under which Seller agrees to fully, unconditionally and irrevocably indemnify and hold harmless Purchaser and Company and their successors and assigns from any and all Damages arising out of or resulting from such Environmental Defect.

(e) Section 3.9 shall be the exclusive right and remedy of Purchaser with respect to Seller’s breach of its representations and warranties in Section 3.9 prior to Closing; provided, however, that this limitation will not affect or prevent Purchaser from asserting post-Closing any claim for an Environmental Defect under Section 9.1(b) based upon a claim made by a Governmental Entity or third parties against the Company or the Assets other than instances where Purchaser has raised the matter as an Environmental Defect pursuant to Section 3.9(b).

(f) The Environmental Defect Amount resulting from a Environmental Defect discovered prior to the Closing shall be determined as follows:

(i) if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii) if the parties do not agree on the Environmental Defect Amount, the Environmental Defect Amount shall be determined by taking into account the Allocated Value of the Asset(s) so affected, the portion Seller’s interest in the Asset(s) affected by the Environmental Defect, the degree of remediation required by applicable law, the expected costs and expenses relating to remediation of the Environmental Defect, the values placed upon the Environmental Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;

(iii) notwithstanding anything to the contrary in this Section 3.9, (A) an individual claim for a Environmental Defect for which a claim notice is given prior to the Environmental Claim Date shall only be subject to adjustment under this Section 3.9 if the Environmental Defect Amount with respect thereto exceeds $50,000, for any one Lease, Well, Unit or other Asset, and (B) there shall be no Purchase Price adjustment for Environmental Defects unless and until the aggregate amount of all Environmental Defect Amounts for all Leases, Wells, Units or other Assets for which claim notices were timely delivered in accordance with Section 3.9(b) exceed $1,000,000, and then only to the extent that such amount exceeds $1,000,000;

(iv) if an Environmental Defect is reasonably susceptible of being cured, the Environmental Defect Amount determined under subsections (ii) or (iii) above shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Environmental Defect or (B) the share of such curative work cost and expense which is allocated to such Asset pursuant to subsection (v) below; and

(v) the Environmental Defect Amount with respect to a Well or Unit shall be determined without duplication of any costs or losses (A) included in another Environmental Defect Amount hereunder, or (B) for which Purchaser otherwise receives credit in the calculation of the adjusted Purchase Price. To the extent that the cost to cure any Environmental Defect will result in the curing of all or a part of one or more other Environmental Defects, such cost of cure shall be allocated among the Assets so affected on a fair and reasonable basis.

(g) Seller and Purchaser shall attempt to agree on all Environmental Defect Amounts (except with respect to Environmental Defects for which Seller provides notice of its intent to attempt to cure after the Closing Date under Section 3.9(c)) by a date not less than five (5) days prior to the Closing Date. If Seller and Purchaser are unable to agree by that date, the average of Purchaser’s and Seller’s proposed Environmental Defect Amounts shall be used to determine the appropriate adjustment to the Purchase Price, and the Environmental Defect Amounts in dispute shall be exclusively and finally resolved by arbitration in the manner described in Section 2.4(i), except that the arbitrator will be an attorney (the “Environmental Arbitrator”) with at least 10 years’ experience in environmental law, which shall include significant experience with environmental issues relating to oil and gas properties. Likewise, if by the deadline for delivery of the Final Accounting Statement pursuant to Section 10.4, Seller has failed to cure any Environmental Defects with respect to which it provided notice of its intent to attempt to cure after the Closing Date under Section 3.9(c), and Seller and Purchaser have been unable to agree on the Environmental Defect Amounts for such Environmental Defects, Purchaser’s estimate shall be used in such Final Accounting Statement, and the Environmental Defect Amounts in dispute shall be exclusively and finally resolved by arbitration as described in the immediately preceding sentence.

(h) “Environmental Laws” means any national, regional, federal, state, municipal or local law, regulation, order, judgment or decree issued or promulgated by any Governmental Entity, or common law, in effect relating to the protection of human health or the indoor and outdoor environment (including, without limitation, natural resources) or the safe handling, disposal and remediation of any Hazardous Substances and that is applicable to the Assets or the ownership or operation thereof.

(i) “Hazardous Substance” means any pollutant, contaminant, waste, hazardous material, industrial waste, solid waste, special waste, toxic waste, toxic substance, hazardous waste, hazardous substance, or any other substance whose handling, disposal or remediation is regulated pursuant to any Environmental Law, including without limitation, asbestos, asbestos-containing material, medical waste, chlorofluorocarbon, hydrochloroflourocarbon or polychlorinated biphenyls.

(j) Notwithstanding the other terms of this Section, Seller makes no, and disclaims any, representation or warranty, express or implied, with respect to the presence or absence of naturally occurring radioactive material or asbestos in or on the Properties or other Assets in quantities typical for oilfield operations in the areas in which the Properties are located.

Section 3.10 Compliance with Laws.

Except with respect to Environmental Laws, which are addressed exclusively in Section 3.9 above, to Seller’s knowledge, the Seller has operated the Properties in compliance with, all applicable laws, rules and regulations.

Section 3.11 Contracts.

(a) Seller is not, and to Seller’s knowledge the General Partnerships are not, in violation of, or in default in any material respect under, and to Seller’s knowledge no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default in any material respect under, (i) its organizational documents, as applicable, or (ii) any Contracts.

(b) Set forth in Section 3.11 of the Seller Disclosure Schedule, are the following agreements to which Seller is subject or to which the Properties are bound: (i) all material operating agreements, other than operating agreements in a form which is standard in the industry; (ii) all material transportation and gas balancing agreements, other than those which are a part of or incorporated by reference into joint operating agreements or contained in Seller’s files; (iii) area of mutual interest agreements, and (iv) all agreements for capital expenditures or the acquisition or construction of fixed assets outside of the ordinary course of business that require aggregate future payments in excess of $100,000. Seller has not received any written notice or written threat of the termination, expiration or modification of any Contract. Purchaser has been or will be provided with access to Seller’s files containing the Contracts, including each contract, agreement and instrument listed in Section 3.11 of the Seller Disclosure Schedule.

(c) There are no (i) contracts or other arrangements with subsidiaries or Affiliates of the Seller which will be binding on or affect the Assets after the Closing, or (ii) hedges, swaps or other derivative contracts which will be binding on the Assets after Closing.

Section 3.12 Gas Imbalances.

As of August 31, 2003, the Properties had an aggregate net overproduction of 3,431 mcf. As of the Closing Date, the Properties will not have an aggregate net overproduction exceeding 3,431 mcf.

Section 3.13 Consents and Preferential Purchase Rights.

Except as set forth on Section 3.13 of the Seller Disclosure Schedule, none of Seller’s Properties, or any portion thereof, is subject to any preferential rights to purchase which would become exercisable as a result of the transactions contemplated by this Agreement, nor are any third-party consents to assignment required with respect to the transactions contemplated by this Agreement, except consents and approvals of assignments by Governmental Entities that are customarily obtained after Closing.

Section 3.14 Brokers.

No broker, investment banker, financial advisor or other Person (except those for which the fees and expenses will be paid solely by the Seller) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any subsidiary of the Seller.

Section 3.15 No Implied Representations.

Seller acknowledges that Purchaser is not making any representations or warranties other than as expressly set forth in this Agreement.

Section 3.16 Affiliated Transactions.

Neither Seller nor any Affiliate of Seller has the obligation or right to directly or indirectly, acquire any of the Assets (real or personal, tangible or intangible) or obtain any service from the Assets. Seller has no obligation, directly or indirectly, to dispose of any of the Assets to an Affiliate. Neither Seller nor any Affiliate of Seller owns or has any significant interest in a regular supplier of the Assets.

Section 3.17 Absence of Certain Changes.

Since the Effective Date, the Assets have been operated only in the ordinary course of business consistent with Seller’s past practices, and Seller has not suffered a Seller Material Adverse Effect. The term “Seller Material Adverse Effect” means a change or effect that is materially adverse to (A) the business, assets, liabilities, financial condition, prospects or results of operations of the Assets taken as a whole, but shall not include any changes or effects (w) relating to or resulting from general economic, political or market conditions, (x) resulting from changes in law, (y) resulting from the execution or announcement of this Agreement or compliance with the terms hereof, or (z) generally affecting the industries in which the Seller and its subsidiaries operate, or (B) the ability of the Seller to consummate the transactions contemplated hereby.

Section 3.18 Oil and Gas Operations.

To Seller’s knowledge:

(a) All Wells have been drilled and (if completed) completed, operated and produced in compliance in all material respects with applicable oil and gas leases and applicable laws, rules and regulations.

(b) All proceeds from the sale of Hydrocarbons for which Seller or the General Partnerships has the obligation to pay have been timely and properly paid and are being properly and timely paid in accordance with the applicable Leases, Contracts and applicable laws, rules and regulations, except for (i) funds held in suspense and (ii) delays in the normal course of business; and

(c) Proceeds from the sale of Hydrocarbons produced by Seller are being received by Seller in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business, and after deduction of tax withholdings and similar deductions authorized by the terms of the Contracts and applicable law).

(d) Seller is not obligated by virtue of a take-or-pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected in the net revenue interest figures set forth on Exhibit A-1), to deliver Hydrocarbons attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery.

Section 3.19 Disclaimers.

(a) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 2 OR THIS ARTICLE 3, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF SELLER’S PROPERTIES OR OTHER ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTIES OR OTHER ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM SELLER’S PROPERTIES OR ANY OTHER ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY SELLER’S PROPERTIES OR OTHER ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF SELLER’S PROPERTIES OR OTHER ASSETS, OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT COMPANY SHALL BE DEEMED TO BE OBTAINING EQUIPMENT AND OTHER TANGIBLE PROPERTY IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

Any representation “to the knowledge of Seller” or “to Seller’s knowledge” is limited to matters within the actual conscious awareness, without any obligation to investigate or conduct due diligence, of A.J. Brune, III, Ted C. Meade, Gary D. Douglas, Jerry Hamilton, Jim Osborne, Mandel Selber, Richard Rupert, Bob Snyder and Lawrence Rhodes.

(b) Inclusion of a matter on Seller’s Disclosure Schedules with respect to a representation or warranty which addresses matters having a Seller Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Seller Material Adverse Effect. Matters may be disclosed on a schedule to this Agreement for purposes of information only.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to Seller as follows:

Section 4.1 Organization and Authority of Purchaser.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own, lease or operate its Properties and Assets and to carry on its business as now being conducted. The term “Purchaser Material Adverse Effect” means a change or effect that is materially adverse to (A) the business, assets, liabilities, financial condition, prospects or results of operations of the Purchaser taken as a whole, but shall not include any changes or effects (w) relating to or resulting from general economic, political or market conditions, (x) resulting from changes in law, (y) resulting from the execution or announcement of this Agreement or compliance with the terms hereof, or (z) generally affecting the industries in which the Purchaser and its subsidiaries operate, or (B) the ability of the Purchaser to consummate the transactions contemplated hereby.

(b) Purchaser has all requisite power and authority to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement (and all documents required hereunder to be executed and delivered by Purchaser at Closing) by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions on the part of Purchaser and no other actions or proceedings on the part of the Purchaser or its shareholders are necessary to authorize this Agreement or for the Purchaser to consummate the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes and all such documents at Closing will constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.2 Consents and Approvals; No Violations.

(a) No filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Entity is necessary for execution, delivery or performance by the Purchaser of this Agreement.

(b) Neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby nor compliance by the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Purchaser, (ii) require the consent or waiver of any Person (other than a Governmental Entity) or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) or result in the imposition of or the creation of any Encumbrance upon any of the assets or properties of the Purchaser pursuant to or under, any of the terms, conditions or provisions of any note, lease, license, contract or agreement to which the Purchaser is a party or by which the Purchaser, or any of its assets, is bound or (iii) violate any order, writ, injunction, decree or law applicable to the Purchaser, except in the case of (ii) or (iii), for violations, breaches or defaults which, or consents or waivers the absence of which, individually or in the aggregate, have not had and would not have a Purchaser Material Adverse Effect and which would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.3 Brokers.

No broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any subsidiary of the Purchaser.

Section 4.4 Financing.

Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.

Section 4.5 No Implied Representations.

The Purchaser acknowledges that the Seller is not making any representations or warranties other than as expressly set forth in this Agreement.

Section 4.6 Securities Laws

The Purchaser is acquiring the Interests for its own account for investment purposes only and not with a view to the distribution thereof within the meaning of applicable securities laws. Purchaser understands that the Interests have not been registered under any applicable securities laws and cannot be sold unless subsequently registered under applicable securities laws or an exemption from such registration requirement is available. Purchaser is a sophisticated Person, which alone, or with its advisors, is capable of evaluating the merits of the transactions contemplated herein. Purchaser has had access to all information it deems necessary to allow it purchase the Interests.

ARTICLE 5.

COVENANTS

Section 5.1 Conduct of Seller Relating to the Assets.

(a) During the period from the date hereof to the Closing Date, the Seller and the General Partnerships shall, except as otherwise expressly provided in this Agreement, operate the Assets only in the ordinary course of business consistent with Seller’s past practice. The Seller shall use its reasonable efforts to preserve intact the present operation of the Assets, keep available the services of the present officers and employees of Seller who provide services relating to the Assets (to the extent that such reasonable efforts are consistent with Seller’s past practices) and preserve Seller’s and the General Partnerships’ relationships with customers, suppliers, and others having significant business dealings with or affecting the Assets. Seller and the General Partnerships shall also use reasonable commercial efforts to minimize any imbalances with respect to the Assets.

(b) Without limiting the generality of the foregoing, and except as set forth in the Seller Disclosure Schedule or as otherwise expressly provided in this Agreement, from the date of this Agreement to the Closing Date, neither the Company nor the LLC nor the General Partnerships nor the Seller will, without the written consent of the Purchaser:

(i) except for the Excluded Assets, transfer, sell, lease, license or dispose of any material portion of the Assets or rights, unless in the ordinary course of business consistent with past practice;

(ii) mortgage or pledge any of the Assets or permit to exist any Encumbrances (other than Permitted Encumbrances) thereupon;

(iii) enter into, materially amend, assign or terminate any Contract, except in the ordinary course of business and consistent with past practices;

(iv) make any new commitment for capital expenditures related to the Assets individually in excess of $100,000;

(v) decide to participate or not participate in any drilling, reworking and/or recompletions of oil and gas wells except as provided in Schedule 5.1(b)(v); or

(vi) take, or agree in writing or otherwise to take, any of the foregoing actions.

Requests for approval of any action restricted by this Section 5.1 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

J. D. Holbird President ONEOK Energy Resources 100 W. 5th St., MD 12-1 Tulsa, OK 74103 Fax: 918.588.7773	Ken Lovell Vice President ONEOK Energy Resources 100 W. 5th St., MD 12-4 Tulsa, OK 74103 Fax: 918.588.7773

Purchaser’s approval of any action restricted by this Section 5.1 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the Seller’s notice) of the Seller’s notice to Purchaser requesting such consent unless Purchaser notifies the Seller to the contrary during that period. In the event of an emergency, the Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

Section 5.2 Access to Information.

(a) Upon execution of this Agreement, and subject to applicable law and any applicable contractual restrictions, the Seller shall afford to the Representatives of the Purchaser and its Affiliates reasonable access during normal business hours to all of Seller’s and the General Partnerships offices, facilities, properties, books and records relating to the Assets, for the purpose of performing a due diligence investigation of the Assets, with the understanding that Purchaser shall have the right to make copies of documents at its expense. Such access by Purchaser shall be conducted in a manner that minimizes interference with the operation of the Assets. Neither Purchaser nor its Representative shall conduct any testing or sampling of materials on or with respect to the Assets prior to Closing unless Seller consents to any such testing or sampling, such consent not to be unreasonably withheld or delayed, with the understanding that the parties will take all reasonable steps necessary to maintain all applicable legal privileges in connection with any such testing or sampling, including without limitation entering into a joint defense agreement or similar agreement. All information provided or made available to, or obtained by, the Purchaser or any of its Representatives, or by any of the Purchaser’s financing sources (or their respective accountants or counsel) shall be kept confidential pursuant to the confidentiality agreement dated July 16, 2003 between the Purchaser and Albrecht & Associates, Inc. (the “Confidentiality Agreement”).

(b) In addition, Purchaser agrees to keep confidential and not disclose, except as would be authorized by the terms of the Confidentiality Agreement, Seller’s and its Affiliates’ agreement of limited partnership and other organizational documents. Such obligation shall remain in effect notwithstanding any termination of the Confidentiality Agreement.

Section 5.3 Reasonable Commercial Efforts.

Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Entity. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement.

Section 5.4 Further Assurances; No Hindrances.

From time to time after the Closing, without additional consideration, each of the Seller and the Purchaser will execute and deliver such further instruments and take such other action as may be reasonably necessary to carry out the transactions contemplated by this Agreement, including the assignment by the Seller to the Company of any of the Assets not otherwise assigned at Closing. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable commercial efforts (i) to cause all conditions precedent that are to be satisfied by it to be satisfied and (ii) not to take, or cause to be taken, any actions to hinder or delay the consummation of the transactions contemplated hereby.

Section 5.5 Access to Records.

(a) The Purchaser agrees that it shall cause the Company to preserve and keep all books and records in respect of the Assets that relate to periods prior to the Closing, including, without limitation, all division order files, or to matters for which the Seller may be required to provide indemnification hereunder, for a period of five (5) years from the Closing Date (or any longer period required by applicable law or (in the case of tax records) six months after the statute of limitations or until the final resolution of any matters for which the Seller may be required to provide indemnification hereunder), and shall give the Seller, at its sole cost, access to such books and records during normal business hours for review and copying at Seller’s expense. Purchaser shall also provide the Seller, its Affiliates, and its and their officers, directors, stockholders, agents, partners, advisors, attorneys, accountants or representatives (collectively, “Representatives”) with access, during normal business hours, to (A) materials received or produced after Closing relating to any claim for indemnification made under Section 9.1 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser under this Agreement) for review and copying at the Seller’s expense and (B) Purchaser’s and its Affiliates’ Representatives for the purpose of discussing any such claim, provided that Purchaser shall have the right to have its own Representatives present during any such meeting.

(b) Subject to applicable law and any applicable contractual restrictions, and excluding attorney work product and attorney-client communications, if following the Closing a party hereto (or its Affiliates) is in possession of any information relating to the Assets which the other party requires in order to prepare documents required to be filed with Governmental Entities or its financial statements, such party shall furnish such information to the other party as soon as reasonably practicable following a written request for such information.

Section 5.6 Supplemental Disclosure.

From time to time prior to the Closing, the Seller shall promptly, following its becoming aware thereof, supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising or discovered which, if known, existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule.

Section 5.7 Notices of Certain Events.

(a) The Seller shall notify the Purchaser in writing and the Purchaser shall notify the Seller in writing of:

(i) any notice or other communication received by the Seller or the Purchaser, as the case may be, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(ii) any actions, suits, claims, investigations or proceedings commenced or, to the Seller’s or the Purchaser’s, as the case may be, knowledge threatened against, relating to or involving or otherwise affecting the Seller or the Purchaser, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

(b) Until the Closing,

(i) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in Article 3 of this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(ii) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in Article 4 of this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing or December 31, 2003, then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 5.8 Insurance.

Until Closing, Seller shall keep, or cause to be kept, all material insurance policies maintained by the Seller with respect to the Assets, or suitable replacements therefor (which may include policies containing terms equal to or more favorable than the policies that they are replacing), in full force and effect.

Section 5.9 Change of Name.

As promptly as practicable, but in any case within five (5) days after the Closing Date, Purchaser shall cause the New Companies to eliminate the names “Wagner & Brown” and “W&B,” and any variants thereof from the names of the New Companies and the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 5.10 Confidentiality.

From the Closing Date until the second anniversary of the Closing Date, the Seller will not, and will not permit its Affiliates to, disclose to any person without the prior written consent of the Purchaser any confidential or non-public information relating to or concerning the Assets (the “Confidential Information”), unless (i) disclosure is required to be made under applicable law or (ii) such information is or becomes generally available (a) to the public other than as a result of disclosure by the Seller in violation of this Section 5.10 or (b) to the Seller on a non-confidential basis from a source, other than Seller or Purchaser, which to the knowledge of Seller, is not prohibited from disclosing the confidential information by contractual, legal or fiduciary obligation.

Section 5.11 Employment Matters.

Purchaser or its Affiliates (including the Company) may, but shall not be obligated to, offer employment to the employees of Seller employed in connection with the operation of the Assets and identified on Schedule 5.11. In the event that Purchaser or its Affiliates offer employment to any such employee of Seller, the offer shall be for the same salary, and benefits reasonably comparable to those, provided by Seller. If any such employee accepts such an offer, and such employment is terminated, for any reason other than (1) the commission of a criminal or other act that causes or is reasonably likely to cause substantial economic damage to Purchaser or its Affiliates or substantial injury to the business reputation of Purchaser or its Affiliates, (2) the commission of an act of fraud in the performance of duties on behalf of Purchaser or its Affiliates, (3) the continuing failure to perform his duties to Purchaser or its Affiliates (other than such failure resulting from his incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to him by an officer of Purchaser, or (4) the order of a court of competent jurisdiction requiring the termination of his employment, within a year of the Closing Date, Purchaser or its Affiliates agree to provide to such employee a severance benefit equal to two weeks of the employee’s compensation, and, in addition, provide at Purchaser’s expense two weeks of employee’s and his dependants’ medical and dental insurance, for each full year of employment prior to termination, including the Years of Service as shown on Schedule 5.11. If any such employee is terminated a year or more after the Closing Date, Purchaser agrees to provide such employee with Purchaser’s severance benefit provided for similarly situated employees of Purchaser. The costs incurred, directly or indirectly, in connection with the employment termination of any employee listed on Schedule 5.11 who accepts and commences employment with Purchaser or its Affiliates on or after the Closing Date shall be borne exclusively by Purchaser. Effective as of the Closing Date, and for one (1) year after the Closing Date, Purchaser and its Affiliates (including the Company) shall not offer employment to any employee of the Seller or any of its Affiliates who is employed by the Seller or any of its Affiliates in connection with the operation of the Assets and is not listed on Schedule 5.11, or assist, induce, influence, or in any way cause any such employee to terminate his employment with the Seller or any of its Affiliates. No later than fifteen (15) days prior to Closing, Purchaser shall notify the Seller in writing of the employees listed on Schedule 5.11 to whom Purchaser or its Affiliates (including the Company) will make offers of employment at or before Closing, to be effective on January 1, 2004. Any employee of Seller who accepts employment with Company shall be entitled to continue to use, and Seller shall transfer to Company for no additional consideration, the vehicle currently used by such employee listed on Exhibit A-7 and all related equipment in the vehicles.

Section 5.12 Operatorship.

Within ten (10) days after execution of this Agreement, Seller shall begin sending notices to all co-owners of the Properties that Seller currently operates indicating that Seller is resigning as operator effective at Closing, and nominating and recommending Company as successor operator. Seller makes no representations or warranties to Purchaser as to the transferability of operatorship of any Properties that Seller currently operates. Rights and obligations associated with operatorship of the Properties are governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements.

Section 5.13 Indemnity Regarding Access.

Purchaser agrees to indemnify, defend and hold harmless Seller, its Affiliates, the other owners of interests in the Properties, and all such Persons’ Representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injury, illness or death, or property damage, arising out of or relating to access to the Assets and to the Records and other related information prior to the Closing by Purchaser, its Affiliates, or its or their Representatives, except to the extent caused by the gross negligence or willful misconduct of the Seller.

Seller agrees to indemnify, defend and hold harmless Purchaser, its Affiliates, and all such Persons’ Representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injury, illness or death, or property damage, arising out of or relating to access to the Assets and to the Records and other related information prior to the Closing by Purchaser, its Affiliates, or its or their Representatives to the extent such claims, liabilities, losses, costs or expenses are caused, in whole or in part, by the gross negligence or willful misconduct of Seller.

Section 5.14 Replacement of Bonds, Letters of Credit and Guarantees.

The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by the Seller with Governmental Entities or co-owners and relating to the Assets will be transferred to Purchaser or the Company. Promptly following Closing, but, as to Properties operated by the Seller, in no event later than the transfer of operatorship of such Properties, Purchaser or the Company shall obtain, or cause to be obtained in the name of Purchaser or the Company, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by the Seller or to consummate the transactions contemplated by this Agreement.

Section 5.15 Non-Compete.

At closing, Seller will enter into a Non-Compete Agreement (the “Non-Compete Agreement”) with the Company in the form provided on Exhibit H.

Section 5.16 Formation of the New Companies.

Before Closing, Purchaser shall prepare, at its expense, all organizational documents necessary to form the New Companies, which shall be subject to Seller’s review and comment. Seller shall cause such documents to be filed with such Governmental Entities as Purchaser directs, provided that, Purchaser shall pay all filing fees and other costs and expenses incurred in connection with the filing of such organizational documents with all Governmental Entities.

ARTICLE 6.

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligations.

The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions, unless waived in writing by each of the parties hereto:

(a) No statute, rule, regulation, order, decree, temporary restraining order or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Entity and shall be in effect which prohibits or materially restricts the consummation of the transactions contemplated by this Agreement.

(b) No suit, action or other proceeding by a third Person (including any Governmental Entity) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Entity or arbitrator.

(c) Any applicable waiting period under applicable law with respect to the transactions contemplated by this Agreement shall have expired or been terminated and all other material authorizations, consents, approvals, or clearances of any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement (other than those customarily obtained after Closing), shall have been obtained.

Section 6.2 Conditions to Obligations of Purchaser.

The obligation of the Purchaser to effect the transactions contemplated by this Agreement is further subject to the satisfaction of each of the following conditions, unless waived in writing by the Purchaser:

(a) The representations and warranties of the Seller contained in Article 3 of this Agreement shall have been true and correct when made and shall be true and correct in all material respects, without regard to any changes (i) relating to or resulting from general economic, political or market conditions, (ii) resulting from the execution or announcement of this Agreement or compliance with the terms hereof, (iii) generally affecting the industries in which the Seller operates or (iv) in applicable laws, as of the Closing, with the same force and effect as if made at the Closing (except that representations and warranties which are made as of a specific date need only be true and correct as of such date).

(b) The Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing (including Seller’s obligation to transfer the Assets as described in Section 1.2).

(c) The Purchaser shall have received a certificate of an executive officer of the Seller or its general partner to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) above have been satisfied.

(d) The sum of all Title Defect Amounts for Title Defects properly reported under Section 2.4(a), less the sum of all Title Benefit Amounts for Title Benefits properly reported under Section 2.4(b), shall be less than TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000).

(e) The sum of all casualty losses suffered by Seller after the date hereof and relating to the Assets shall not exceed ten percent (10%) of the unadjusted Purchase Price.

(f) The sum of all Environmental Defect Amounts for Environmental Defects properly reported by Purchaser to Seller under Section 3.9(b) prior to the Closing shall be less than TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000).

(g) Seller shall have delivered to Purchaser duly executed counterparts of the conveyances and the other documents and certificates to be delivered by the Seller under Section 6.5.

(h) Company shall have been designated at Closing as the operator of at least eighty percent (80%) in value of the Wells.

(i) A certificate duly executed by the secretary or any assistant secretary of Seller or its general partner, dated as of the Closing Date, (i) attaching, and certifying on behalf of Seller as complete and correct, copies of (A) the organizational documents of Seller, each as in effect as of the Closing, and (B) the resolutions of Seller or actions of Seller’s general partner authorizing the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Seller the incumbency of each officer or partner of Seller or its Affiliates executing this Agreement or any document delivered in connection with the Closing.

Section 6.3 Conditions to Obligations of the Seller.

The obligation of the Seller to effect the transactions contemplated by this Agreement is further subject to the satisfaction of each of the following conditions, unless waived in writing by the Seller:

(a) The representations and warranties of the Purchaser contained in Article 4 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made at the Closing (except that representations and warranties which are made as of a specific date need only be true and correct as of such date).

(b) The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) The Seller shall have received from an executive officer of the Purchaser, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) above have been satisfied.

(d) Purchaser shall have paid the Closing Payment to Seller.

(e) The sum of all Title Defect Amounts for Title Defects properly reported under Section 2.4(a), less the sum of all Title Benefit Amounts for Title Benefits properly reported under Section 2.4(b), shall be less than TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000).

(f) The sum of all casualty losses suffered by Seller after the date hereof and relating to the Assets shall not exceed ten percent (10%) of the unadjusted Purchase Price.

(g) The sum of all Environmental Defect Amounts for Environmental Defects properly reported by Purchaser to Seller under Section 3.9(b) prior to the Closing shall be less than TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000).

(h) A certificate duly executed by the secretary or any assistant secretary of Purchaser dated as of the Closing Date, (i) attaching, and certifying on behalf of Purchaser as complete and correct, copies of (A) the organizational documents of Purchaser, each as in effect as of the Closing, and (B) the resolutions of Purchaser’s directors authorizing the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Purchaser the incumbency of each officer or partner of Purchaser or its Affiliates executing this Agreement or any document delivered by Purchaser in connection with the Closing.

(i) Purchaser shall have delivered to Seller the Guaranty duly executed by Parent.

Section 6.4 Purchaser’s Deliveries at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 6.5, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a) a wire transfer of the Closing Payment in same-day funds; and

(b) a conveyance of the Interests, which shall provide that the LLC Units and the LP Interest shall be conveyed simultaneously, duly executed by Purchaser.

Section 6.5 Seller’s Deliveries at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 6.4, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a) a conveyance (the “Conveyance“) of the Assets to the Company in the form attached hereto as Exhibit B, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller and Company and acknowledged before a notary public;

(b) assignments, on appropriate forms, of state and federal leases comprising portions of the Assets, where applicable, duly executed by Seller and Company and acknowledged before a notary public;

(c) the Non-Compete Agreement duly executed by Seller and Company;

(d) the Transition Agreement in the form attached hereto as Exhibit C (the “Transition Agreement“) duly executed by Seller and Company;

(e) a conveyance of the Interests, which shall provide that the LLC Units and the LP Interest shall be conveyed simultaneously, duly executed by Seller, along with all organizational documents relating to the New Companies; and

(f) duly executed assignments from the Seller to the Company of all interests of Seller in the Gathering Systems.

ARTICLE 7.

TERMINATION AND AMENDMENT

Section 7.1 Termination.

This Agreement may be terminated:

(a) at any time prior to the Closing, by mutual written consent of the Seller and the Purchaser; or

(b) at any time prior to the Closing, by either the Seller or the Purchaser if the Closing shall not have occurred on or before December 31, 2003 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

(c) at any time prior to the Closing, by either the Seller or the Purchaser if any United States or state court of competent jurisdiction or other competent United States or state Governmental Entity shall have issued an order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or injunction or other action shall have become final and nonappealable; or

(d) by either party in the event the Title Defect Amount or the Environmental Defect Amount proposed by Purchaser is greater than Two Million Five Hundred Thousand Dollars ($2,500,000); provided that if Seller elects to terminate the Agreement pursuant to this Section 7.1(d) and neither the proposed Title Defect Amount nor the proposed Environmental Defect Amount is greater than Four Million Dollars ($4,000,000), then Seller shall be obligated to pay Purchaser Two Hundred Thousand Dollars ($200,000); provided that in no event shall Seller be obligated to pay more than $200,000 under this Section 7.1(d).

Section 7.2 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or partners to any other party to this Agreement, except that (a) the provisions of this Section, Sections 3.14, 4.3, 5.2(b), 5.14 and Article 11, and the Confidentiality Agreement shall remain in effect notwithstanding such termination and (b) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any covenant to be performed by it under this Agreement prior to Closing.

Section 7.3 Amendment.

This Agreement may be amended or modified at any time by the parties hereto, but only by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4 Extension; Waiver.

At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor the delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof.

ARTICLE 8.

TAX MATTERS

Section 8.1 Retention of Records.

Each of the Purchaser (or the Company) and the Seller shall retain all Tax Records in its possession for all open Tax Periods ending on or before or including the Closing Date, until six months following the expiration of the statute of limitations (and any extensions thereof) of the respective Tax Periods. “Tax Records” means any Tax Return, Tax Return workpapers, documentation relating to any Audit, and any other books of account or records (whether on paper, computer disk or any other medium) required to be maintained under the applicable Tax Law or under any record retention agreement with any Tax Authority.

Section 8.2 Cooperation.

The Purchaser and the Seller covenant and agree that subsequent to the Closing, upon reasonable notice and during normal business hours, they and their Affiliates (including the Company) will (i) give the other party and its Representatives access to information, books and records relevant to the Assets, to the extent necessary to enable the other party to prepare its Tax Returns, and (ii) provide the other party or its Affiliates with access to such information, books and records as may reasonably be requested in connection with any Tax Return, inquiry, election, audit or other examination by any Tax Authority, or judicial or administrative proceedings relating to liability for Taxes. The Seller and the Purchaser also shall make available to each other, as reasonably requested, and at the expense of the requesting party, knowledgeable employees or advisors of the party or its Affiliates of which the request is made and personnel responsible for preparing and maintaining information, books, records and documents in connection with Tax filings, audits, disputes or litigation. Notwithstanding the foregoing or any other provision in this Agreement, Purchaser (or any of its Affiliates) shall not have the right to receive or obtain any information relating to Taxes of the Seller, any of its Affiliates, or any of its predecessors other than information relating to the Assets.

Section 8.3 Transfer Taxes.

All transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, fees and expenses (including, but not limited to, all applicable stock transfer, real estate transfer or gains Taxes and including any penalties, interest and additions to such tax) (“Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated (but excluding any of the foregoing relating to the transfer of the Excluded Assets, which shall be responsibility of Seller) hereby, including the formation of the New Companies and the transfer of the Assets to the New Companies, shall be borne by the Company or Purchaser. The Purchaser and the Seller shall reasonably cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of laws relating to such Transfer Taxes.

Section 8.4 Allocation of Taxes.

(a) Ad Valorem Taxes. All ad valorem taxes (other than production, severance and similar Taxes measured by the quantity of or the value of production) related to the 2003 ad valorem tax year will initially be paid by Seller; however, Purchaser will reimburse Seller for the portion of the 2003 ad valorem taxes relating to the period from the Effective Date until the end of the 2003 ad valorem tax year. Such ad valorem taxes shall be pro rated based on the number of days during the 2003 ad valorem tax year falling before and falling on or after the Effective Date. Purchaser agrees that Company shall assume all liability for, and pay, all ad valorem taxes for the 2004 tax year and beyond. Purchaser agrees that Company shall assume full responsibility for filing all ad valorem renditions and tax returns in all applicable tax jurisdictions for the 2004 tax year and beyond. Seller will, upon request from Purchaser or Company, provide reasonably requested historical documentation of prior year filings related to ad valorem taxes to help facilitate the Company’s and Purchaser’s correct filing of ad valorem renditions and tax returns for the 2004 tax year.

Section 8.5 Tax Indemnity.

(a) Seller’s Indemnity for Taxes for Pre-Effective Date Periods. Notwithstanding Article 9, from and after the Closing Date, without duplication of any amount otherwise payable by Seller pursuant to this Agreement, Seller shall indemnify Purchaser, Company and their respective Affiliates against all Taxes relating to the Assets accruing before the Effective Date (the “Pre-Closing Period”) and against any payments owed to any third party (other than a Governmental Entity) with respect to Taxes relating to the Assets accruing before the Effective Date.

(b) Purchaser Indemnity for Taxes for Post-Effective Date Tax Periods. Notwithstanding Article 9, from and after the Closing Date, without duplication of any amounts otherwise payable by Purchaser pursuant to this Agreement, Purchaser shall cause Company to indemnify Seller and its respective Affiliates against all Taxes (other than Seller’s income and franchise taxes) relating to the Assets accruing on or after the Effective Date and against any payments owed to any third party (other than a Governmental Entity) with respect to Taxes related to the Assets accruing at any time on or after the Effective Date.

(c) Payments. Payment by the indemnitor of any amount due under this Section 8.5 shall be made within ten (10) days following written notice by the indemnitee that payment of such amounts to the appropriate Tax Authority or applicable third party is due, such written notice to reasonably demonstrate that the indemnitee is entitled to such payment under the terms of this Agreement. If Seller or any of its Affiliates receives an assessment or other notice of Taxes due with respect to the Assets for any period for which Seller is not responsible, in whole or in part, pursuant to Section 8.5 hereof, then Purchaser shall cause Company to pay such Tax, or if Seller pays such Tax, then Purchaser shall cause Company to pay to Seller the amount of such Tax for which Seller is not responsible. In the case of a Tax that is contested in accordance with the provisions of Section 8.5 hereof, payment of the Tax to the appropriate Tax Authority will not be considered to be due earlier than the date of a final determination to such effect is made by the appropriate Tax Authority or court.

(d) Tax Refund. If the Purchaser or any of its Affiliates (including Company) receives a Tax refund of Seller with respect to a Pre-Closing Period, the Purchaser shall cause the Company to pay to the Seller the amount of such Tax refund (net of any costs or expenses incurred by the Company in obtaining the Tax Refund). Such payment shall be made promptly following the receipt of such Tax refund by the Purchaser or any of its Affiliates (including the Company).

Section 8.6 Contests.

(a) Notices. After the Closing Date, Purchaser and Seller each shall notify the other in writing within five (5) Business Days of receipt of any notice of the commencement of any Tax audit or administrative or judicial proceeding affecting the Taxes of any of the Assets, which, if determined adversely to the taxpayer, would be grounds for indemnification under this Agreement by the other party (or parties, in the case of Seller) (“Tax Indemnitor”). Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax liability. If either Purchaser or Seller fail to give the other party prompt notice of an asserted Tax liability as required under this Agreement, then (i) if the Tax Indemnitor is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any administrative or judicial forums, then such party shall not have any obligation to indemnify the other party for any loss or damage arising out of such asserted Tax liability, and (ii) if the Tax Indemnitor is not so precluded from contesting, if such failure to give prompt notice results in a detriment to the Tax Indemnitor, then any amount which the Tax Indemnitor is otherwise required to pay pursuant to this Agreement with respect to such liability shall be reduced by the amount of such detriment.

(b) Post-Closing Periods. Purchaser shall control the defense and settlement of any Tax Controversy involving any asserted liability for Taxes (other than income Taxes) imposed with respect to the Assets relating to Tax Periods that begin on or after the Effective Date. Seller shall control the defense and settlement of any Tax Controversy involving any asserted liability for Taxes (other than income Taxes) imposed with respect to the Assets relating to Tax Periods that begin prior to the Effective Date.

(c) Procedures. If the resolution of any Tax Controversy would be grounds for indemnification under this Agreement (including, for this purpose, as a result of altering the Tax Period in which items of income, gain, loss, deduction or credit are reported) by the party not in control of the conduct of such Tax Controversy (the “Non-Controlling Party”) or otherwise adversely affect the Tax liability of the Non-Controlling Party, (i) the party in control of such Tax Controversy (the “Controlling Party”) shall keep the Non-Controlling Party informed of any proceedings, and material events and developments relating to or in connection with such Tax Controversy; (ii) the Non-Controlling Party shall be entitled to receive copies of all correspondence and documents relating to such Tax Controversy; (iii) the Controlling Party shall consult with the Non-Controlling Party and shall not enter into any settlement with respect to any such Tax Controversy without the Non-Controlling Party’s prior written consent, such consent not to be unreasonably withheld; and (iv) at its own cost and expense, the Non-Controlling Party shall have the right to participate in (but not control) the defense of such Tax Controversy.

Section 8.7 Miscellaneous.

(a) Character of Payments. Except as required by law, any payment made by the Seller, the Purchaser, or any of their respective subsidiaries under this Article 8 shall constitute an adjustment to the Purchase Price for all tax purposes.

(b) Survival of Tax Claims. Notwithstanding any other provision of this Agreement to the contrary, any obligations of the parties pursuant to this Article 8 shall be unconditional and absolute and shall survive until the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings thereof) relating to the Taxes at issue.

ARTICLE 9.

INDEMNIFICATION

Section 9.1 Indemnification.

(a) From and after Closing, Purchaser and Company shall indemnify, defend and hold harmless (provided that such obligations shall be joint and several) Seller and its Affiliates from and against all Damages incurred or suffered by Seller or its Affiliates:

(i) caused by or arising out of or resulting from the ownership, use or operation of the Assets, whether before or after the Effective Date, except to the extent Seller is required to indemnify Purchaser or its Affiliates (including Company) for such Damages under the terms of this Article 9;

(ii) caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement;

(iii) caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 6.3(c);

(iv) with respect to any Assumed Liabilities; and

(v) caused by or arising out of or resulting from the formation of the New Companies, the ownership of the Interests or the transfer of the Assets to the New Companies.

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person.

(b) From and after Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (including the Company) from and against all Damages incurred or suffered by Purchaser or its Affiliates (including the Company):

(i) caused by or arising out of or resulting from the ownership, use or operation of the Assets before the Effective Date (except that indemnification obligations with respect to royalties and the Gathering Systems are governed by Section 9.1(b)(vi) below);

(ii) caused by or arising out of or resulting from Seller’s breach of any of Seller’s covenants or agreements contained in this Agreement;

(iii) except with respect to the matters set forth in Section 9.1(b)(vi) below, caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in this Agreement or in the certificate delivered by Seller at Closing pursuant to Section 6.2(c) (calculated without giving effect to any qualifications as to materiality);

(iv) caused by or arising out of the lawsuits, actions, suits or other proceedings affecting the Assets and filed against Seller or for which Seller has received written notice of a claim on or before the Closing Date;

(v) with respect to any Excluded Liabilities; and

(vi) caused by or arising out of or relating to any breach of any representation or warranty of Seller contained in Section 3.3(b) or Section 3.18(b) with respect to any period prior to the Effective Date.

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person.

(c) Notwithstanding the foregoing, Purchaser shall have no right to indemnification under this Section 9.1 for Damages attributable to Title Defects (which are handled exclusively pursuant to Section 2.4) or Damages attributable to Environmental Defects (which are handled exclusively pursuant to Section 3.9). In addition, claims for ordinary course of business charges under Contracts shall be handled exclusively pursuant to Section 10.2(a), and claims for Taxes (other than breaches of Section 3.8) shall be handled exclusively pursuant to Article 8.

(d) “Damages“ for purposes of this Agreement shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from an indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity, whether incurred or suffered before or after Closing; provided, however, that Purchaser and Seller shall not be entitled to indemnification under this Section 9.1 for, and “Damages” shall not include any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Person after the Closing Date. In no event shall either party be liable to the other party for any exemplary, punitive, special, indirect consequential, remote or speculative damages; provided, however, that if any Indemnified Person is held liable to a third party for any of such damages and the Indemnifying Person is obligated to indemnify the Indemnified Person hereunder for the matter that gave rise to such damages, then the Indemnifying Person shall be liable for and obligated to reimburse the Indemnified Person for such damages.

(e) The indemnity of each party provided in this Section 9.1 shall be for the benefit of and extend to such party’s present and former Affiliates (including the Company), and its and their directors, officers, employees, and agents. Any claim for indemnity under this Section 9.1 by any such Affiliate, director, officer, employee, or agent must be brought and administered by the applicable party to this Agreement. No Indemnified Person other than Seller and Purchaser (and Company) shall have any rights against either Seller or Purchaser under the terms of this Section 9.1 except as may be exercised on its behalf by Purchaser or Seller, as applicable. Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of any other Indemnified Person which is an Affiliate with it, in its sole discretion, and shall have no liability to any such other Indemnified Party for any action or inaction under this Section.

(f) Neither Purchaser nor Company shall conduct (or have conducted on their behalf) any material remediation operations with respect to any claimed Damages relating to a breach of Seller’s representation or warranty pursuant to Section 3.9 (Environmental Matters) or any Claim relating to the subject matter of such representation or warranty without first giving Seller notice of the remediation with reasonable detail at least forty-five (45) days prior thereto (or such shorter period of time as shall be required by any Governmental Entity). Seller shall have the option (in its sole discretion) to conduct (or have conducted on its behalf) such remediation operations. If Seller shall not have notified Purchaser within such specified period of Seller’s agreement to conduct such remediation operations, then Purchaser or Company may conduct (or have conducted on its behalf) such operations. Purchaser and Seller agree that any remediation activities undertaken with respect to the Assets, whether conducted by Purchaser or Seller, shall be reasonable in extent and cost effective and shall not be designed or implemented in such a manner as to exceed what is required to cause a condition to be brought into compliance with Environmental Laws. All remediation activities conducted by Seller under this Agreement shall be conducted to the extent reasonably possible so as not to materially interfere with Purchaser’s or Company’s operation of the Assets.

Section 9.2 Indemnification Actions.

All claims for indemnification under Section 9.1 shall be asserted and resolved as follows:

(a) The term “Indemnifying Person” shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 9, and the term “Indemnified Person“ shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 9.

(b) To make claim for indemnification under Section 9.1, an Indemnified Person shall in good faith notify the Indemnifying Person of its claim under this Section 9.2, including the specific details and evidence of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 9.2 shall not relieve the Indemnifying Person of its obligations under Section 9.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 9. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in a commercially reasonable manner in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to assert any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 9.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.

Section 9.3 Limitation on Actions.

(a) Except as otherwise provided below, the representations and warranties of the parties in Articles 3 and 4 and the covenants and agreements of the parties in Article 5 and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Sections 6.2(c) and 6.3(c), as applicable, shall survive the Closing for a period of eighteen (18) months after the Closing Date (the “Claim Period”). Representations and warranties of either party regarding tax matters shall survive until the expiration of the applicable statute of limitations period. The representations and warranties of Seller in Section 2.1 shall terminate at the Title Claim Date (except as otherwise provided in Section 2.7). Except for the proviso in Section 3.9(e) (it being understood that such proviso shall be subject to the eighteen (18) month limitation period set forth in Section 9.3(b)), the representations and warranties of Seller in Section 3.9 (Environmental Matters) shall terminate at the Environmental Claim Date, provided there shall be no termination of Purchaser’s or Company’s rights with respect to any bona fide Environmental Defect claim properly reported on or before the Environmental Claim Date. The representations and warranties of Seller in Section 3.15 (No Implied Representations) and Purchaser in Section 4.5 (No Implied Representations) shall survive the Closing without time limit. The covenants of the Parties in Sections 5.4, 5.5, 5.9, 5.10, 5.11 and 5.13 shall survive the Closing without time limit. The remainder of this Agreement shall also survive the Closing without time limit, except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any Claim asserted pursuant to this Agreement prior to its expiration date.

(b) The indemnities of Seller in Section 9.1(b)(i), 9.1(b)(ii) and 9.1(b)(iii) and the indemnities of Purchaser in Section 9.1(a)(ii) and 9.1(a)(iii) shall terminate eighteen (18) months after the Closing Date, and the indemnities of Seller in Section 9.1(b)(vi) shall terminate four (4) years after the Closing Date, provided that there shall be no termination of any claim with respect to which a specific written claim is asserted pursuant to this Agreement prior to the termination date. The indemnities in Section 9.1(a)(i), 9.1(a)(iv), 9.1(a)(v), 9.1(b)(iv) and 9.1(b)(v) shall continue without time limit and without any dollar limitations.

(c) Seller shall not have any liability for any indemnification under Sections 9.1(b)(i), 9.1(b)(ii) and 9.1(b)(iii) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds $3,000,000, and then only to the extent such damages exceed $3,000,000 and are less than $24,000,000, provided that, in no event shall Seller be obligated to indemnify Purchaser for any individual claims for Damages of less than $50,000. The adjustments to the Purchase Price under Articles 2, 8 and 10 and Section 3.9, and the indemnity obligations under Section 9.4, shall not be limited by this Section 9.3.

(d) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 9 shall be reduced by the amount of insurance proceeds actually received by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates). However, the full amount of Damages shall apply for purposes of calculating the limitations on indemnification contained in Section 9.3(c) and 9.3(d), whether or not the Indemnified Party is entitled to receive any insurance proceeds.

(e) Purchaser shall not be entitled to indemnification or any other remedy under this Agreement with respect to any Damages or other liability, loss, cost, expense, claim, award or judgment attributable to or arising out of the actions of Company as operator of any of the Properties occuring on or after Closing.

(f) In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing.

Section 9.4 Indemnification for Employee Matters.

With the understanding that the following indemnity will survive the Closing indefinitely and not be subject to any dollar or time limitations set forth in this Agreement, Seller agrees to indemnify and hold harmless Purchaser and Company from any cost, liability or obligation associated with any of Seller’s employees for any time period on or prior to the Closing Date and with respect to any employees that are not offered employment by Purchaser or Company and with respect to any employees that are offered employment, but do not accept such offer of employment, (other than claims relating to allegations of improper hiring practices by Purchaser or its Affiliates prior to the Closing Date). Company shall assume responsibility for, and Purchaser and its Affiliates shall indemnify Seller and its Affiliates against, any claim for severance or other termination benefit by any employee listed on Schedule 5.11 who is offered employment by Purchaser or its Affiliates and who accepts employment with Purchaser or its Affiliates to the extent that such benefits are described in Section 5.11.

ARTICLE 10.

PURCHASE PRICE ADJUSTMENTS

Section 10.1 Gas Imbalances; Receipts and Credits; Costs.

(a) Purchaser and Seller agree that the Purchase Price shall be adjusted for the actual aggregate gas imbalance (net of royalties) affecting the Properties (exclusive of the Excluded Assets) that exists as of the Effective Date. Such imbalance in Mcf volumes shall be multiplied by $1.00 per Mcf to determine the dollar amount of the imbalance adjustment to the Purchase Price. The value so calculated of any net imbalance owing to the Seller shall be added to the Purchase Price and the value so calculated of any net imbalance owing by the Seller shall be subtracted from the Purchase Price (the “Imbalance Adjustment Amount”).

(b) Subject to the terms hereof, all monies, proceeds, receipts, credits and income attributable to the sale of Hydrocarbons produced from the Properties on or subsequent to the Effective Date, and all other monies, proceeds, receipts, credits and income earned with respect to the Properties on or subsequent to the Effective Date in each case exclusive of the Excluded Assets shall be the sole property and entitlement of the Company or the Partnerships, and, to the extent received by Seller or its Affiliates and not adjusted prior to Closing or through a Purchase Price adjustment, Seller shall fully disclose, account for and transmit the same to the Company or the Partnerships promptly. All monies, proceeds, receipts, credits (including accounts receivable) and income attributable to the sale of Hydrocarbons produced from the Properties prior to the Effective Date, and all other monies, proceeds, receipts, credits and income earned with respect to the Properties prior to the Effective Date, shall be the sole property and entitlement of Seller and, to the extent received by Purchaser or its Affiliates (including Company) and not adjusted prior to Closing or through a Purchase Price adjustment, Purchaser or its Affiliates (including Company) shall fully disclose, account for and transmit same promptly to Seller.

(c) Except as otherwise specifically provided in this Agreement, all Property Costs incurred with respect to the Properties for periods of time prior to the Effective Date due shall be the sole obligation of Seller, and Seller shall promptly pay all of the same, or if paid by Purchaser or the Company, Seller shall promptly reimburse Purchaser or the Company for and hold Purchaser and the Company harmless from, and against the same. Similarly, except as otherwise specifically provided in this Agreement, all Property Costs incurred with respect to the Properties for all periods of time on or subsequent to the Effective Date (exclusive of the Excluded Assets) shall be the sole obligation of the Company, and the Company shall promptly pay the same, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against the same.

(d)

(i) Company shall be responsible for all costs, obligations and liabilities incurred by Seller relating to the drilling of the Wells described on the attached Schedule 10.1(d)(i), including all costs of drilling, equipping, and completing the Wells and installing surface equipment, and (if not completed for production) any plugging and abandonment costs, regardless of whether incurred before or after the Effective Date to the extent listed on the attached Schedule 10.1(d)(i).

(ii) Seller shall be responsible for all costs, obligations and liabilities incurred by Purchaser or Company relating to the drilling of the Wells described on the attached Schedule 10.1(d)(ii), including all costs of drilling, equipping, and completing the Wells and installing surface equipment, and (if not completed for production) any plugging and abandonment costs, regardless of whether incurred before or after the Effective Date.

(iii) Company shall be responsible for all costs, obligations and liabilities incurred by Seller with respect to the preparation of the locations described on the attached Schedule 10.1(d)(iii) for drilling, including all costs of title review, filing for permits, surface damage and access payments, access road construction, and site preparation, regardless of whether incurred before or after the Effective Date to the extent listed on the attached Schedule 10.1(d)(iii) , provided that, such costs must have been incurred within eighteen (18) months of the Effective Date and must be related to a PUD location listed on Exhibit A-1.

(e) For purposes of this Agreement, “Property Costs” shall mean all operating expenses (including without limitation costs of insurance, rentals, shut-in payments, title examination and curative actions, and ad valorem, property, severance, production and similar Taxes attributable to the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding Seller’s income and franchise Taxes) and capital expenditures (including without limitation bonuses, broker’s fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, and overhead costs charged to the Assets under the applicable operating agreement or partnership agreement, or if none, charged to the Assets on the same basis as charged on the date of this Agreement, but excluding (it being agreed and understood that these provisions are being excluded because they are addressed in other parts of the Agreement) liabilities, losses, costs, and expenses attributable to:

(i) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; improper calculation, reporting or payment of royalties; or violation of any law,

(ii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits,

(iii) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed contamination of groundwater, surface water, soil or Equipment, and obligations to remediate such contamination,

(iv) obligations to balance or furnish make-up Hydrocarbons according to the terms of applicable Hydrocarbon sales, gathering, processing or transportation contracts,

(v) gas balancing and other production balancing obligations,

(vi) obligations to pay revenues, royalties or other amounts payable to third Persons with respect to the Properties but held in suspense,

(vii) casualty and condemnation losses, and

(viii) any claims for indemnification, contribution or reimbursement from any third Person with respect to liabilities, losses, costs and expenses of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise.

Section 10.2 Adjustments to Purchase Price.

The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles consistently applied:

(a) Reduced by the aggregate amount of the following monies, proceeds, receipts, credits and income received by Seller between the Effective Date and the Closing Date (with the period between the Effective Date and the Closing Date referred to as the “Adjustment Period”): (i) monies, proceeds, receipts, credits and income from the sale or gathering of Hydrocarbons (net of any (A) royalties, overriding royalties or other burdens on or payable out of production, (B) gathering, processing and transportation costs not included in “Property Costs” and any (C) production, severance, sales or excise Taxes not reimbursed to Seller by the purchaser of production) to which Company is entitled under Section 10.1(b), and (ii) other monies, proceeds, receipts, credits and income to which Company is entitled under Section 10.1(b) (provided that for purposes of this Section, no adjustment shall be made for funds received by Seller for the account of third Persons, such as those referenced in Sections 1.9(b)(ii) and 1.9(b)(iii));

(b) Reduced in accordance with Section 2.5, by amounts equal to (i) the Allocated Values of those Properties with respect to which preferential purchase rights have been exercised, (ii) the Allocated Values of those Properties which have been excluded from Closing because the time for exercise of preferential purchase rights has not yet expired and (iii) the Allocated Values of those Properties which have been excluded from Closing because a consent requirement remains unsatisfied;

(c) Reduced in accordance with Section 2.6, by an amount equal to the Allocated Value of any Assets excluded from Closing pursuant to that Section;

(d) Reduced as a result of Title Defects by the amount determined under Section 2.4(d) and increased as a result of Title Benefits by the amounts determined under Section 2.4(e);

(e) Reduced as a result of Environmental Defects by the amount determined under Section 3.9(d);

(f) Increased or decreased, as appropriate, pursuant to Section 10.1(d);

(g) Increased by the amount of all Property Costs attributable to the ownership and operation of the Assets which are incurred after the Effective Date but paid by Seller, except any Property Costs already deducted in the determination of proceeds in Section 10.2(a)(i);

(h) Increased or decreased, as appropriate, by the value of gas imbalances calculated under Section 10.1(a);

(i) Increased by the amount of all prepaid expenses (including pre-paid rentals and cash calls and advances to third Person operators for expenses not yet incurred) paid by Seller with respect to the ownership or operation of the Assets after the Effective Date and not yet applied as of the Closing Date to the extent listed on the attached Schedule 10.2(i); and

(j) Increased by the amount of $150 per net mineral leasehold acre owned by Seller under those certain oil and gas leases as set forth in Exhibit A-8.

Section 10.3 Pre-Closing Calculation of Adjustments to Purchase Price.

As soon as possible, but in any event at least ten (10) days prior to Closing, Seller (with the cooperation of Purchaser) shall prepare, in accordance with the provisions of this Agreement, and deliver to Purchaser a statement (the “Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement, and showing the calculation of such adjustments. Within five (5) days of receipt of the Closing Statement, Purchaser shall deliver to Seller a written report (“Purchaser Report”) containing all changes with explanation therefor that Purchaser proposes to be made to the Closing Statement. The revised Closing Statement delivered by Seller, incorporating any proposed changes that it reasonably accepts, shall be used to adjust the Purchase Price at Closing. Any final adjustments, if necessary, will be made pursuant to Section 10.4 below. The amount payable by Purchaser to Seller at the Closing pursuant to the terms of this Section is referred to herein as the “Closing Payment“.

Section 10.4 Post-Closing Calculation of Adjustments to Purchase Price.

As soon as possible, but in any event no more than one hundred fifty (150) days after the Closing Date, Seller (with the cooperation of Purchaser) shall prepare, in accordance with the provisions of this Agreement, and deliver to Purchaser a post-Closing statement setting forth a detailed calculation of all final adjustments to the Purchase Price (the “Final Accounting Statement”). As soon as reasonably practicable, but in no event later than one hundred eighty (180) days after the Closing Date, Purchaser shall deliver to Seller a written exception report containing any changes Purchaser proposes to be made to the Final Accounting Statement. With respect to any matters for which Purchaser fails to deliver such an exception report to Seller within that period, the Final Accounting Statement as delivered by Seller shall be deemed to be true and correct, binding upon and not subject to appeal by either party.

As soon as reasonably practicable, but in no event later than thirty (30) days after Seller receives Purchaser’s exception report, the parties shall meet and undertake to agree on the final post-Closing adjustments. If the parties fail to agree on the final post-Closing adjustments within such thirty (30) day period, then they will engage an independent arbitrator (the “Arbitrator”) to resolve the matter. The Arbitrator shall be Deloitte & Touche LLP, or, if Deloitte & Touche LLP is unable or unwilling to perform the obligations of the Arbitrator under this Section 10.4, such other nationally recognized accounting firm as may be accepted by Purchaser and Seller provided the Arbitrator shall not have had an affiliation with either party or their Affiliates within the seven (7) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon all parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Arbitrator shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The Arbitrator shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either party and may not award damages or penalties to either party with respect to any matter. Any amounts determined by the arbitrator to be due from one Party to the other Party shall be paid within ten (10) days of the issuance of the arbitrator’s decision. Each party will bear its own fees and expenses in connection with such arbitration, except that the fees and expenses of the arbitrator shall be shared equally by the parties. Upon agreement of the parties to the adjustments to the Final Accounting Statement, or upon resolution of such adjustments by the Arbitrator as described in this Section 10.4, the Final Accounting Statement (as adjusted pursuant to such agreement or arbitration), shall be deemed final and binding upon all parties, without right of appeal, except the obligation to make the adjustments indicated by the Final Accounting Statement. Any post-Closing payment pursuant to this Section 10.4 shall bear interest from the Closing Date to the date of payment at the the published or quoted prime or base rate of J.P. Morgan Chase & Co. then in effect plus one percent (1%) (the “Agreed Interest Rate”).

ARTICLE 11.

MISCELLANEOUS

Section 11.1 Notices.

All notices and other communications hereunder shall be in writing and shall be effective upon receipt. Notice shall be given (i) by personal delivery to the appropriate address as set forth below (or at such other address for the party as shall be specified by like notice), (ii) by reliable overnight courier service to the appropriate address as set forth below (or at such other address for the party as shall be specified by like notice), or (iii) by facsimile transmission to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall be specified by like notice) with follow-up copy by reliable overnight courier service the next Business Day:

if to Purchaser, to:

ONEOK Energy Resources Company

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention:        President

Facsimile:        918-588-7773

with copies to:

ONEOK Energy Resources Company

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention:        Vice President – Acquisitions and Exploration

Facsimile:        918-588-7773

and:

Gable & Gotwals

1100 ONEOK Plaza

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention:        John R. Barker

Facsimile:        918-595-4990

if to the Seller, to:

Wagner & Brown, Ltd.

300 North Marienfeld, Suite 1100

Midland, Texas 79701

Attention:        Gary Douglas

Facsimile:        915-686-6469

with copies to:

Wagner & Brown, Ltd.

300 North Marienfeld, Suite 1100

Midland, Texas 79701

Attention:        Paul Morris

Facsimile:        915-686-1563

and:

Baker Botts L.L.P.

910 Louisiana

Houston, Texas 77002

Attention:        David Asmus

Facsimile:        713-229-2839

Section 11.2 Headings.

The headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.3 Counterparts.

This Agreement may be executed by facsimile and may be executed in two or more counterparts, all of which shall be considered one and the same instrument.

Section 11.4 Entire Agreement; Assignment.

(a) This Agreement and the documents and certificates delivered in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

(b) This Agreement shall not be assigned by a party hereto by operation of law or otherwise; provided, that (A) the Purchaser may assign its rights and obligations hereunder in whole (but not in part) to (i) any Affiliate of the Purchaser or (ii) any bank, financial institution or other lender providing acquisition financing to the Purchaser as collateral security for such financing and (B) the Seller may assign its rights to proceeds hereunder. No such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. An “Affiliate“ with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise, provided that, neither (i) the General Partnerships nor (ii) Cyril Wagner, Jr., Jack E. Brown or any of their respective family members or any trust or investment partnership in which any such persons are now beneficiaries or partners, respectively, are Affiliates of Seller. The term “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental entity or any other entity.

Section 11.5 Governing Law.

This agreement shall be governed and construed in accordance with the laws of the state of Texas, without regard to any applicable conflicts of law principles. Except with respect to matters covered by the arbitration provisions contained in this Agreement, the parties hereto expressly and irrevocably (i) consent to the exclusive jurisdiction of the federal or state courts sitting in the City of Houston, Texas, (ii) agree not to bring any action related to this Agreement or the transactions contemplated hereby in any other court (except to enforce the judgment of such courts), (iii) agree not to object to venue in such courts or to claim that such forum is inconvenient and (iv) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 11.1 hereof. Final judgment by such courts shall be conclusive and may be enforced in any manner permitted by law. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

Section 11.6 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions contained in this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

Section 11.7 Limitation on Damages; Exclusive Remedies.

Notwithstanding anything to the contrary contained herein, except in connection with (i) either Party’s failure to close this Agreement as required by the terms hereof, and (ii) any such damages incurred by third Persons for which indemnification is sought under the terms of this Agreement, none of Purchaser, Seller or any of their respective Affiliates shall be entitled to consequential, punitive or exemplary damages in connection with this Agreement or the transactions contemplated hereby and, except as otherwise provided in this sentence, Purchaser and Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential, punitive or exemplary damages in connection with this Agreement and the transactions contemplated hereby.

The remedies expressly provided under the terms of this Agreement shall be the exclusive remedies between the parties for any matters for which a remedy is specifically provided by this Agreement.

Section 11.8 Publicity.

Unless otherwise required by law, no party hereto shall issue any press release with respect to the transactions contemplated by this Agreement without the prior written consent of the other party hereto, such consent not to be unreasonably withheld or delayed, and, in any case, only after giving the other party hereto a reasonable opportunity to consult with respect to the content thereof.

Section 11.9 Binding Nature; No Third-Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors and assigns, and except as otherwise expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.10 Severability.

This Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect.

Section 11.11 Interpretation.

As used in this Agreement, (a) “including” (or similar terms) shall be deemed followed by “without limitation” and shall not be deemed to be limited to matters of a similar nature to those enumerated, and (b) the phrases “the date of this Agreement,” “the date hereof” and words of similar import shall be deemed to refer to the date first written above.

Section 11.12 Payment of Expenses.

Except as otherwise expressly set forth in this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement.

Section 11.13 Parent Guaranty.

Simultaneously with Purchaser’s execution and delivery of this Agreement, ONEOK Energy Resources Company, the parent company of Purchaser, is executing and delivering a guaranty (the “Guaranty”) in favor of Seller, in the form provided in Exhibit E attached hereto.

Section 11.14 Suspense Funds.

All funds held in suspense by Seller which relate to the Assets shall be assigned to Company at Closing and Company shall assume all obligations in connection with therewith, provided that, Company shall not be responsible for any penalty, fine or similar assessment relating to such suspended funds arising from Seller’s violation of any law or regulation applicable to such suspended funds.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WAGNER & BROWN, LTD.	ONEOK ENERGY RESOURCES HOLDINGS, INC.

By:	By:

Name: A.J. Brune, III Title: Executive Vice President	Name: J.D. Holbird Title: President

“SELLER”	“PURCHASER”